UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material under §240.14a-12

INGRAM MICRO HOLDING CORPORATION

(Name of Registrant as Specified in its Charter)

Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee paid previously with preliminary materials

[ ] Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

20 26

Proxy Statement and Notice of Annual Meeting

Letter from the Chairperson

March 26, 2026

Dear Stockholder:

On behalf of the Board of Directors, I am pleased to invite you to the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Ingram Micro Holding Corporation. The meeting will be held virtually on Wednesday, May 13, 2026, at 8:30 am (Pacific), at www.virtualshareholdermeeting.com/INGM2026.

On or about March 26, 2026, we sent a Notice of Internet Availability of Proxy Materials (“Notice”) to stockholders. The Notice for the Annual Meeting contains details on how to access and review the materials, retrieve your proxy card, and submit your vote online. To request a printed copy of the proxy materials, please follow the instructions outlined in the Notice.

We encourage you to vote regardless of whether you plan to attend the Annual Meeting. You may cast your vote at the meeting, online using the instructions provided in the Notice or proxy card, by telephone, or by mailing your completed proxy card in the postage-prepaid return envelope if you received paper materials.

We are grateful for your ongoing commitment to Ingram Micro.

Sincerely,

Alain Monié
Chairperson of the Board of Directors

Notice of 2026 Annual Meeting of Stockholders

March 26, 2026
Irvine, CA

To our Stockholders:

Ingram Micro Holding Corporation (“Ingram Micro” or the “Company”) is holding its 2026 Annual Meeting of Stockholders (the “Annual Meeting”) virtually on Wednesday, May 13, 2026, at 8:30 am (Pacific), at www.virtualshareholdermeeting.com/INGM2026.

At the Annual Meeting, you will be asked to:

1.	Elect four directors to three-year terms (see page 2, “Proposal 1”);
2.	Approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers (see page 20, “Proposal 2”); and
3.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 2, 2027 (see page 53, “Proposal 3,” together with Proposal 1 and Proposal 2, each a “Proposal” and collectively, the “Proposals”).

Our Board of Directors unanimously recommends that you vote “FOR” the nominees under Proposal 1, and “FOR” Proposals 2 and 3.

Stockholders of record as of the close of business on March 19, 2026, have the right to receive notice of and vote at the Annual Meeting, including any adjournments or postponements thereof. For ten (10) days prior to the Annual Meeting, a complete list of registered stockholders will be available for examination at our office at 3351 Michelson Drive, Suite 100, Irvine, CA 92612.

Your vote at the Annual Meeting is important. To ensure your participation at the Annual Meeting, we encourage you to submit your proxy as soon as possible by internet, phone, or mail, as described in greater detail on your proxy card or voter instruction form.

The proxy materials, including Ingram Micro’s 2025 Annual Report, are available at https://ir.ingrammicro.com/.

By Order of the Board of Directors,

Augusto Aragone
Executive Vice President, Secretary and General Counsel

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 13, 2026: This Proxy Statement and our 2025 Annual Report are available at www.proxyvote.com.

Proxy Statement

Introduction and Summary

In July 2021, Platinum Equity, LLC together with its affiliated investment vehicles (“Platinum”) acquired Ingram Micro Inc., a Delaware corporation and operating company, which had previously been a publicly traded company from 1996 until 2016. Through the acquisition, Ingram Micro Inc. became an indirect subsidiary of the Company (Ingram Micro Holding Corporation), which remained privately held until October 2024 when the Company completed an initial public offering (“IPO”). Platinum currently retains ownership and control of approximately 85.7% of the voting power of the Company’s outstanding common stock, par value $0.01 (“Common Stock”).

Because Platinum continues to hold more than a majority of the voting power of the Company’s outstanding Common Stock entitled to vote generally in the election of directors, including at the Annual Meeting, we are a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange (“NYSE”). In accordance with applicable NYSE exemptions, the Company has elected not to comply with certain corporate governance requirements. For example, we do not have a majority of independent directors—a majority of our directors are affiliated with Platinum Equity Advisors, LLC (“Platinum Advisors”).

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors (the “Board”) of Ingram Micro for use at the Annual Meeting. By returning a completed proxy card, or voting by internet or phone, you are giving instructions on how your shares are to be voted at the Annual Meeting.

This summary provides a high-level review of the information contained within this Proxy Statement. This summary does not contain all of the information you should consider, and we highly recommend that you read the Proxy Statement in full before you vote.

All references herein to “Fiscal Year 2025,” “Fiscal Year 2024,” and “Fiscal Year 2023” represent the fiscal years ended December 27, 2025, December 28, 2024, and December 30, 2023, respectively. Fiscal Year 2026 refers to the fiscal year ending January 2, 2027.

Annual Meeting

Date and Time	Wednesday, May 13, 2026, at 8:30 am (Pacific)
Location	Virtually at www.virtualshareholdermeeting.com/INGM2026
Who Can Vote	Stockholders of record as of March 19, 2026, are entitled to vote.

Proposals

No.	Proposal	Board Recommendation
1	Elect four directors to three-year terms.	FOR each director nominee
2	Approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers for Fiscal Year 2025.	FOR
3	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for Fiscal Year 2026.	FOR

Proposal 1: Election of Directors

The Board is the Company’s governing body with responsibility for general oversight and approval of corporate matters and significant transactions.

Our Board currently consists of thirteen members. According to our Second Amended and Restated

Certificate of Incorporation (“Certificate of Incorporation”), our Board is divided into three classes of directors, each serving staggered three-year terms. One class of directors is elected at each annual meeting to serve from the time of their election until the third annual meeting following their election.

There are four directors in Class II - Bryan Kelln, Mary Ann Sigler, Sharon Wienbar, and Eric Worley - whose terms of office expire at the 2026 Annual Meeting and whom the Board has nominated for reelection. If reelected, the nominees will serve until the 2029 Annual Meeting or until their respective successors have been duly elected and qualified.

Each nominee has agreed to serve as director, if reelected, and we know of no reason any nominee would be unable to serve. If any nominee for any reason becomes unable or unwilling to serve, the proxies will be voted for a substitute nominee designated by the Board.

The following table includes the names, ages as of March 26, 2026, committee memberships, and class for each of the director nominees and continuing directors.

			Committee Memberships*
Name	Age	Independent	AC	CC	NCGC	Class	Term
Craig Ashmore	63				•	Class I Continuing Directors	Expiring at the 2028 Annual Meeting
Christian Cook	55				•
Leslie Heisz	65	•	•	•
Alain Monié	75
Bryan Kelln	60			•		Class II Director Nominees	Expiring at the 2026 Annual Meeting
Mary Ann Sigler	71			•
Sharon Wienbar	64	•	•	•
Eric Worley	55				•
Felicia Alvaro	65	•	C			Class III Continuing Directors	Expiring at the 2027 Annual Meeting
Paul Bay	55
Jakki Haussler	68	•			•
Jacob Kotzubei	57			C
Matthew Louie	48				C

“AC” indicates Audit Committee, “CC” indicates Compensation Committee, “NCGC” indicates Nominating and Corporate Governance Committee, and “C” indicates Committee Chair

Our directors are elected by a “plurality” vote, meaning the nominees who receive the greatest number of “FOR” votes will be elected to the Board. The nominees receiving the greatest number of votes in an uncontested election will be elected. Abstentions that are not voted in this proposal will have no effect.

The Board Recommends a Vote “FOR” Each of the Four Nominees Named Above

Biographies of Nominees for Election to New Three-Year Terms that will Expire in 2029

CLASS II Directors (with Terms Expiring in 2026)

Bryan Kelln

Director since October 2024	Committee(s) Compensation	Other Public Company Boards Current: None Past 5 Years: Custom Truck One Source (until 2023); Verra Mobility (until 2021)

Mr. Kelln joined Platinum Advisors in 2008 and is a Partner and President of Portfolio Operations at the firm and is a member of the firm’s Investment Committee. Mr. Kelln is responsible for all aspects of business strategy and operations at the firm’s portfolio companies and is involved in evaluating buy- and sell-side opportunities across the firm. Mr. Kelln works closely with the firm’s operations team as well as portfolio company executive management to drive strategic initiatives and to deploy operational resources. Prior to joining Platinum Advisors, Mr. Kelln was Senior Vice President and Chief Operating Officer at Nortek, Inc. Previously Mr. Kelln was a senior executive at Jacuzzi Brands, Inc. where he served as President of Jacuzzi, Inc. and an Operating Executive with the Jordan Company, a private investment firm where he was involved in acquisitions, divestitures and operations for the firm and served as a board member of their portfolio companies. Additionally, Mr. Kelln has also served as President and CEO of RockShox, Inc., Senior Vice President at General Cable Corporation and as a Partner in the Supply Chain Management Practice of Mercer Management Consulting. Mr. Kelln holds a Bachelor’s degree from Washington State University and a Master of Business Administration degree from The Ohio State University, Fisher College of Business.

Mr. Kelln was selected to serve on our Board due to his experience related to private equity, transactional matters, and post-acquisition monitoring and oversight of operational performance at portfolio companies.

Mary Ann Sigler

Director since July 2021	Committee(s) Compensation	Other Public Company Boards Current: McGraw Hill Past 5 Years: Ryerson Holding Corporation (until 2024)

Ms. Sigler is Executive Vice President and Treasurer of Platinum Advisors. She joined Platinum Advisors in 2004 and is responsible for overall accounting, tax and financial reporting, as well as managing strategic planning projects for the firm. Prior to joining Platinum Advisors, Ms. Sigler was with Ernst & Young LLP for 25 years where she was a partner. Ms. Sigler holds a Bachelor of Arts degree in Accounting from California State University at Fullerton and a Master’s degree in Business Taxation from the University of Southern California. Ms. Sigler is a Certified Public Accountant in California, as well as a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

Ms. Sigler was selected to serve on our Board due to her extensive and significant business, financial, and investment experience and prior involvement with Platinum’s investment in Ingram Micro.

Sharon Wienbar

Director since October 2024	Committee(s) Audit; Compensation	Other Public Company Boards Current: Enovis Corporation; Resideo Technologies Past 5 Years: Covetrus (until 2022)

Ms. Wienbar served as a partner of Scale Venture Partners, a venture capital firm investing in early-stage technology companies, from 2001 until her retirement in 2018. She also served as Chief Executive Officer of Hackbright Academy, a leading software development program for women, from 2015 until its acquisition in 2016. Prior to her career in venture capital, Ms. Wienbar held leadership roles at software companies, including Adobe Systems, after beginning her career at Bain & Company. She currently serves as a director of USRowing and Planned Parenthood Direct. Ms. Wienbar holds Bachelor of Science and Master of Science degrees in Engineering from Harvard University, as well as a Master of Business Administration degree from Stanford University.

Ms. Wienbar was selected to serve on our Board due to her service as a director for multiple public companies and her vast experience investing in technology companies and advising them on corporate strategy.

Eric Worley

Director since October 2024	Committee(s) Nominating and Corporate Governance	Other Public Company Boards Current: McGraw Hill Past 5 Years: None

Mr. Worley joined Platinum Advisors in 2001. Mr. Worley is currently a Managing Director at the firm and is responsible for financial due diligence and supporting the structuring and execution of acquisition and divestiture transactions. Post-acquisition, he also has responsibilities related to monitoring and oversight of financial performance at select portfolio companies. Since joining Platinum Advisors, Mr. Worley has served as an officer and/or director for a number of Platinum’s privately held portfolio companies. Prior to joining Platinum Advisors, Mr. Worley was with Ernst & Young in its Transaction Support and Audit practices in Los Angeles and London. Mr. Worley holds a Bachelor’s degree in Accounting from Michigan State University and is a former Certified Public Accountant in the State of California.

Mr. Worley was selected to serve on our Board due to his experience related to private equity, transactional matters, and post-acquisition monitoring and oversight of financial performance on a global scale.

Biographies of Continuing Directors Not Being Considered for Election at this Annual Meeting

The directors whose terms are not expiring in 2026 are listed below. They will continue to serve as directors for the remainder of their terms or through such other date, in accordance with the Company’s Amended and Restated Bylaws (“Bylaws”).

CLASS I Directors (with Terms Expiring in 2028)

Craig Ashmore

Director since October 2024	Committee(s) Nominating and Corporate Governance	Other Public Company Boards Current: None Past 5 Years: None

Mr. Ashmore retired from his role as Managing Director at Platinum Advisors in June 2025. During his tenure, Mr. Ashmore was responsible for senior level business development activities focused on identifying new acquisition opportunities. Prior to joining Platinum Advisors in 2014, Mr. Ashmore was Executive Vice President of Planning and Development at Emerson Electric Co. (NYSE: EMR), where he had responsibility for Emerson’s mergers and acquisitions, strategic planning and corporate technology functions as well as Emerson Network Power’s connectivity solutions business. He was a member of Emerson’s Office of the Chief Executive. Mr. Ashmore holds a Bachelor’s degree in Mechanical and Civil Engineering from the University of Connecticut and a Master of Business Administration degree from the Harvard Business School.

Mr. Ashmore was selected to serve on our Board due to his operational expertise and his experience related to private equity and transactional matters.

Christian Cook

Director since October 2024	Committee(s) Nominating and Corporate Governance	Other Public Company Boards Current: None Past 5 Years: None

Mr. Cook is currently a Managing Director at Platinum Advisors with responsibility for managing the transition of newly acquired companies into Platinum’s portfolio. Post-transition, he also has responsibility for strategy, value creation and operational performance at select global portfolio companies. Since his joining Platinum Advisors in 2013, Mr. Cook has served as an officer of a number of Platinum’s portfolio companies, notably Vertiv Holdings Co (NYSE: VRT), a manufacturer of technology and data center infrastructure equipment. Prior to joining Platinum Advisors, Mr. Cook was with AlixPartners where he focused on the operational improvements and cost reduction opportunities during high urgency situations, often serving interim C-suite roles such as CEO and COO. Mr. Cook holds a Bachelor of Mechanical Engineering degree from the Georgia Institute of Technology and holds a Master of International Business Studies degree from the University of South Carolina.

Mr. Cook was selected to serve on our Board due to his experience related to private equity, transactional matters, and operational performance on a global scale.

Leslie Heisz

Director since October 2024	Committee(s) Audit; Compensation	Other Public Company Boards Current: Edwards Lifesciences; Capital Group Funds Past 5 Years: Public Storage (until 2024)

Ms. Heisz served as managing director of Lazard Frères, a financial advisory firm and independent investment bank, from 2004 until her retirement in 2010, providing strategic financial advisory services for clients in a variety of industries. An experienced investment banking and corporate finance executive, Ms. Heisz previously held positions with Dresdner Kleinwort Wasserstein, Solomon Brothers, and PricewaterhouseCoopers. She currently serves on the boards of Kaiser Foundation Health Plan, Inc., and Kaiser Foundation Hospitals, in addition to Edward Lifesciences and boards of funds advised by Capital Group. Ms. Heisz holds a Bachelor of Science degree in Economics-Systems Science from UCLA and a Master of Business Administration degree from the UCLA Anderson School of Management.

Ms. Heisz was selected to serve on our Board due to her extensive experience as a public company director and audit committee member, her in-depth knowledge of capital markets, and her expertise in enterprise risk management, mergers and acquisitions, and numerous other finance and governance matters.

Alain Monié, Chairperson of the Board

Director since October 2024	Committee(s) None	Other Public Company Boards Current: AES Corporation Past 5 Years: None

Mr. Monié became a director and Chairperson of the Board in connection with the Company’s IPO in October 2024, at which time he retired as Executive Chairman of the Company, a capacity in which he had served since January 2022. Mr. Monié previously served as Ingram Micro’s Chief Executive Officer from January 2012 until January 2022. Mr. Monié initially joined Ingram Micro in February 2003 as Executive Vice President and served in that role and as President of Ingram Micro Asia-Pacific from 2004 to 2007, and then as President and Chief Operating Officer from 2007 to 2010. Prior to rejoining Ingram Micro as President and Chief Operating Officer in November 2011, he served as Chief Executive Officer of APRIL Management Pte., a multinational industrial company based in Singapore. Earlier in his career, Mr. Monié held a series of positions of increasing responsibility, across three continents, within Allied Signal Inc. and Honeywell International. Mr. Monié earned a Master’s degree in business administration from the Institut Supérieur des Affaires, France (now part of the HEC Group). He received high honors in automation engineering studies at the École Nationale Supérieure d’Arts et Métiers (ENSAM) France.

As a seasoned executive and former Chief Executive Officer of Ingram Micro, Mr. Monié was selected to serve on our Board due to his in-depth knowledge of Ingram Micro’s business operations and strategy that is important to the board of directors’ oversight of strategy, succession planning, enterprise risk management, compensation, and implementation of sound corporate governance practices.

CLASS III Directors (with Terms Expiring in 2027)

Felicia Alvaro

Director since October 2024	Committee(s) Audit (Chair)	Other Public Company Boards Current: Temenos; McGraw Hill Past 5 Years: Cornerstone OnDemand (until 2021)

Ms. Alvaro previously served as Chief Financial Officer, EVP and Treasurer for Ultimate Software from 2018 until her retirement in 2020, a period during which she oversaw the company’s transition in 2019 from a publicly traded company to a privately held company. Ms. Alvaro joined Ultimate Software as Vice President of Finance in 1998, shortly after the company’s IPO. During her 22-year tenure at Ultimate Software, she was responsible for the company’s accounting, finance, privacy, risk and compliance, financial planning, tax, treasury and financial systems teams. Previously, Ms. Alvaro spent 11 years in finance and accounting positions at Precision Response Corporation, Pueblo Xtra International and KPMG. Ms. Alvaro holds a Bachelor of Science in Accounting from Southeastern Louisiana University and is a Certified Public Accountant in Georgia.

Ms. Alvaro was selected to serve on our Board due to her decades of senior executive leadership experience and expertise in accounting, auditing, financial reporting, financial planning and analysis, risk oversight, and general compliance.

Paul Bay, Chief Executive Officer

Director since October 2024	Committee(s) None	Other Public Company Boards Current: None Past 5 Years: None

Mr. Bay assumed the role of Chief Executive Officer of Ingram Micro on January 1, 2022. Mr. Bay had served as Ingram Micro’s Executive Vice President and President of Global Technology Solutions since January 2020. Prior to that, he served as Ingram Micro’s Executive Vice President and Group President of the Americas from August 2018 to December 2019, Executive Vice President and Chief Executive of Ingram Micro U.S. and Miami Export from 2015 to August 2018, and Sr. Executive Vice President and President of Ingram Micro North America from 2013 to 2014. Mr. Bay first joined Ingram Micro in 1995 and served in various roles of increasing responsibility until 2006. Mr. Bay then served as CEO of Punch! from 2006 to 2010 and rejoined Ingram Micro in 2010. Mr. Bay holds a Bachelor’s degree in speech communication from California State University, Northridge.

Mr. Bay was selected to serve on our Board due to his extensive executive management expertise and a deep understanding of the technology sector and distribution industry, developed over decades of leadership experience within the company.

Jakki Haussler

Director since October 2024	Committee(s) Nominating and Corporate Governance	Other Public Company Boards Current: Service Corporation International; Vertiv Holdings; Morgan Stanley Funds Past 5 Years: Barnes Group Inc. (until 2025); Cincinnati Bell (until 2021)

Ms. Haussler serves as the Non-Executive Chairman of Opus Capital Management LLC, an investment advisory firm she co-founded in 1996 and where she served as Chief Executive Officer from 1996 to 2019. She also served as managing director of Capvest Venture Fund LP from 2000 to 2011 and as a partner at Adena Ventures LP from 1999 to 2010. Ms. Haussler, a former Certified Public Accountant, holds a Bachelor of Business Administration degree in Accounting from the University of Cincinnati and a Juris Doctor degree from the Salmon P. Chase College of Law at Northern Kentucky University.

Ms. Haussler was selected to serve on our Board due to her experience on several public company boards and her expertise in finance, accounting, portfolio management, and business development.

Jacob Kotzubei

Director since October 2024	Committee(s) Compensation (Chair)	Other Public Company Boards Current: Ryerson Holding Corporation; Vertiv Holdings; McGraw Hill Past 5 Years: Key Energy (until 2022); Verra Mobility (until 2021)

Mr. Kotzubei joined Platinum Advisors in 2002 and is a Partner and co-President at the firm. Prior to joining Platinum Advisors in 2002, Mr. Kotzubei was a Vice President of the Goldman Sachs Investment Banking Division – High Tech Group in New York City, and the head of the East Coast Semiconductor Group. Previously, he was an attorney at Sullivan & Cromwell LLP in New York City, specializing in mergers and acquisitions. Mr. Kotzubei received a Bachelor of Arts degree from Wesleyan University and holds a Juris Doctor degree from Columbia University School of Law.

Mr. Kotzubei was selected to serve on our Board due to his experience in executive management oversight, private equity, capital markets, mergers and acquisitions, and other transactional matters.

Matthew Louie

Director since October 2024	Committee(s) Nominating and Corporate Governance (Chair)	Other Public Company Boards Current: Vertiv Holdings; McGraw Hill Past 5 Years: None

Mr. Louie joined Platinum Advisors in 2008. Mr. Louie is a Managing Director at the firm and is responsible for the structuring and execution of acquisition and divestiture transactions. Prior to joining Platinum Advisors in 2008, Mr. Louie was an investment professional at American Capital Strategies, a middle-market focused private equity firm. Prior to American Capital, Mr. Louie worked in venture capital and growth equity at both Canaan Partners and Agilent Technologies, and in investment banking at Donaldson, Lufkin & Jenrette. Mr. Louie holds undergraduate degrees in both Economics and Political Science from Stanford University. He also holds a Master of Business Administration degree from Harvard Business School. Mr. Louie serves as a manager of a number of Platinum’s portfolio companies.

Mr. Louie was selected to serve on our Board due to his experience related to private equity, capital markets, transactional matters, and post-acquisition monitoring and oversight of operational performance at portfolio companies.

Board Composition

Our directors reflect diverse perspectives, including a complementary mix of skills, experience, and backgrounds that we believe are critical to the Board’s ability to represent the interests of the Company’s stockholders.

Skills and Experience Matrix

	Alvaro	Ashmore	Bay	Cook	Haussler	Heisz	Kelln	Kotzubei	Louie	Monié	Sigler	Wienbar	Worley
Other Public Company Boards	•				•	•	•	•	•	•	•	•	•
Current	2				3	2		3	2	1	1	2	1
Past 5 Years	2				2	1	2	2			1	1
Executive Leadership	•	•	•	•	•	•	•	•	•	•	•	•	•
CEO Experience			•	•	•		•			•		•
CFO Experience	•										•
Public Company Executive Officer Experience[a]	•	•	•	•						•		•
International Experience		•		•					•	•			•
Financial Literacy	•	•	•	•	•	•	•	•	•	•	•	•	•
Public Company Financial Reporting	•		•			•				•			•
Financial Analysis	•	•		•	•	•	•	•	•		•		•
Professional Services	•			•	•	•		•	•		•		•
Audit Committee Financial Expert[b]	•					•
Operations		•	•	•			•
Technology	•		•			•		•	•	•		•
Hardware/Software/Cloud	•		•							•		•
Distribution			•	•		•			•	•		•
Mergers & Acquisitions	•	•	•	•	•	•	•	•	•	•	•	•	•

a	Current or Former Section 16 Officer under applicable SEC rules
b	Per designation by the Board

Demographic Information

Biographies of Non-Board Member Executive Officers

Biographies of the Company’s executive officers (other than Paul Bay, whose biography appears above) are set forth below.

Michael Zilis

Michael Zilis, age 55, has served as Ingram Micro’s Executive Vice President and Chief Financial Officer since January 2020. Prior to that, he served as Ingram Micro’s Executive Vice President of Asia-Pacific from August 2016 to December 2019, and has served in various other operational and finance roles since joining Ingram Micro in 2006. As Executive Vice President and Chief Financial Officer, Mr. Zilis is responsible for Ingram Micro’s global finance organization, including financial planning and analysis, mergers and acquisitions, treasury and risk management, financial operations, accounting and reporting, investor relations, and internal audit, tax and global business processes. Prior to joining Ingram Micro, Mr. Zilis held roles at Avnet, Inc. and Arthur Andersen LLP. Currently, Mr. Zilis serves as a director of Veritone, Inc. (Nasdaq: VERI). Mr. Zilis received his Bachelor of Science degree in Finance and Accounting from Boston College.

Augusto Aragone

Augusto Aragone, age 53, has served as Ingram Micro's Executive Vice President, Secretary and General Counsel since December 2016. Prior to that, Mr. Aragone served a variety of legal leadership roles with the company, especially in the areas of mergers and acquisitions and finance transactions, originally joining as regional counsel for Latin America in 2008. As Executive Vice President, Secretary and General Counsel, Mr. Aragone oversees all aspects of Ingram Micro's worldwide legal department, including managing Ingram Micro's team of legal, compliance and security professionals. Mr. Aragone is the Company’s principal legal and governance advisor, supporting the Board of Directors and executive leadership on public-company governance, capital markets, M&A, enterprise risk and strategic transactions. Prior to joining Ingram Micro, Mr. Aragone served as legal director for Latin America for DHL and held several business roles across the international logistics industry in Latin America. Mr. Aragone holds a Juris Doctor degree from Universidad de la Republica (UDELAR - Uruguay), a Master's degree from Bologna University in Italy and a Master of Laws degree from the University of Miami. He is admitted to the New York bar.

Scott Sherman

Scott Sherman, age 60, has served as Ingram Micro’s Executive Vice President of Human Resources since May 2015. As Executive Vice President of Human Resources, Mr. Sherman is responsible for the identification, development and implementation of the Company’s human resources strategies in support of the organization’s global objectives. Mr. Sherman oversees all aspects of human resources worldwide, including organization development and talent management, compensation and benefits, payroll, and learning and development. Prior to joining Ingram Micro, Mr. Sherman served as Executive Vice President of Human Resources and a member of the Executive Committee at Allergan from September 2010 to March 2015. Mr. Sherman also held human resources roles at Medtronic, and human resources and territory management roles at Exxon. Mr. Sherman received his Bachelor of Arts degree in International Affairs from the George Washington University and holds a Master of Industrial and Labor Relations from Cornell University’s School of Industrial and Labor Relations.

Corporate Governance

Board Governance

Board of Directors Meetings

Our Board held seven meetings during Fiscal Year 2025. Each director serving during our Fiscal Year 2025 attended at least 75% of the meetings held by the Board and the committees on which they served. The Company expects that each director will attend our Annual Meeting. All but one director attended the 2025 Annual Meeting.

Director Independence

As a “controlled company” within the meaning of the governance standards of the NYSE, we qualify for, and rely on, exemptions from certain corporate governance requirements, including the requirement that a majority of our Board consist of independent directors.

Our Board has affirmatively determined that Felicia Alvaro, Jakki Haussler, Leslie Heisz, and Sharon Wienbar do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and the listing standards of the NYSE. In making these determinations, our Board considered the current and prior relationships that each such director has with our Company and Platinum and all other facts and circumstances our Board deemed relevant in determining their independence.

Board Leadership Structure

Our Bylaws and corporate governance guidelines provide our Board with the authority to separate or combine the positions of the Chairperson and Chief Executive Officer. At this time, the Board has determined that it is in the best interests of the Company and its stockholders to separate the roles, with Alain Monié serving as Non-Executive Chairperson and Paul Bay serving as Chief Executive Officer. Please refer to the other parts of this “Corporate Governance” section, and in particular “Risk Oversight,” for further discussion regarding our leadership structure.

Additional Board Service

Serving on the Board requires significant time and attention. Directors are expected to ensure that their other commitments do not materially interfere with their duties to the Company. Except as otherwise approved by the Board:

●	a director serving on the Company’s Board may not serve on the boards of more than five public companies (including the Company);
●	an executive officer serving as a director on the Company’s Board may not serve on the boards of more than two public companies (including the Company); and
●	a member of the Audit Committee may not serve on the audit committees of the boards of more than three public companies (including the Company).

Communications with the Board

Our stockholders and other interested parties may communicate directly with the Board as a whole, a specific committee of the Board, or any individual director at the following address:

Ingram Micro Holding Corporation
3351 Michelson Drive, Suite 100
Irvine, CA 92612
Attn: Secretary

Our Company’s secretary will determine whether the communication is a proper communication to be forwarded to the Board, a committee, or any individual director. Please see our Policy Regarding Board Communications with Stockholders and Other Interested Parties under the “Governance Documents” sub-link on our investor relations website, https://ir.ingrammicro.com.

Committees of the Board of Directors

The Board has established three standing committees: an audit committee (the “Audit Committee”), compensation committee (the “Compensation Committee”), and nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”). Additionally, the Board may form temporary committees as needed to address specific issues that arise between regular meetings or matters that do not fall under the purview of the standing committees.

Our Audit Committee meets the independence requirements set forth under NYSE listing standards. Platinum holds more than a majority of the voting power of our outstanding Common Stock entitled to vote generally in the election of our directors. As a result, we are a “controlled company” under the NYSE’s listing standards, and we qualify for, and rely on, exemptions from certain corporate governance requirements, including the requirements that our Compensation Committee and Nominating and Corporate Governance Committee be composed entirely of independent directors.

Each of the standing committees operates under a charter approved by the Board, copies of which can be found under the “Governance Documents” sub-link on our investor relations website, https://ir.ingrammicro.com/. Our Corporate Governance Guidelines are also available under the “Governance Documents” sub-link on our investor relations website.

Audit Committee

The primary purposes of the Audit Committee are to prepare the committee report required by the rules of the SEC and to assist the Board with its oversight of the Company’s risk management policies and procedures, the audits and integrity of the Company’s financial statements, the effectiveness of the Company’s internal controls over financial reporting, the Company’s compliance with legal and regulatory requirements, the qualifications, performance, and independence of the Company’s independent auditor, PricewaterhouseCoopers LLP (“PwC”), and the performance of the Company’s internal audit function.

The Audit Committee consists of the following individuals, each of whom the Board has determined is “independent” within the meaning of the NYSE listing rules: Felicia Alvaro (Chair), Leslie Heisz, and Sharon Wienbar. The Board has further determined that each of Felicia Alvaro and Leslie Heisz of the Audit Committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. Furthermore, each Audit Committee member is financially literate, as such qualification is interpreted by the Board in its business judgment.

The Audit Committee met seven times during Fiscal Year 2025.

Compensation Committee

The primary purposes of the Compensation Committee are to review and approve corporate goals and objectives relevant to the compensation of the CEO and the other senior executives of the Company, to evaluate the performance of the CEO and the other senior executives in light of such goals and objectives, to determine and approve the compensation of the CEO and the other senior executives, to make recommendations to the full Board with respect to incentive-based and equity-based compensation plans that are subject to Board approval, to prepare the disclosures required by the rules of the SEC, to review and report to the Board on the Company’s key strategic and human resource management issues, and to oversee the Company’s overall compensation structure, policies, and programs.

The Compensation Committee consists of the following members: Jacob Kotzubei (Chair), Leslie Heisz, Bryan Kelln, Mary Ann Sigler, and Sharon Wienbar. According to the exemptions for a “controlled company” set by the NYSE, the Compensation Committee is not required to consist solely of independent directors.

The Compensation Committee met five times during Fiscal Year 2025.

Nominating and Corporate Governance Committee

The primary purposes of the Nominating and Corporate Governance Committee are to review and make recommendations to the full Board regarding the structure and composition of the Board and its committees, including identifying qualified director nominees consistent with criteria approved by the Board, to develop and recommend to the full Board corporate governance guidelines applicable to the Company, and to oversee the evaluation of the Board, its committees, and the Company’s management team.

The Nominating and Corporate Governance Committee consists of the following members: Matthew Louie (Chair), Christian Cook, Craig Ashmore, Jakki Haussler, and Eric Worley. According to the exemptions for a “controlled company” set by the NYSE, the Nominating and Corporate Governance Committee is not required to consist solely of independent directors.

The Nominating and Corporate Governance Committee met four times during Fiscal Year 2025.

Director Nomination Procedures

The Nominating and Corporate Governance Committee is responsible for reviewing the Board composition and ensuring that the Board is comprised of individuals who have distinguished records of leadership and success in their area of activity and who will make substantial contributions to the Board. In making this assessment, the Nominating and Corporate Governance Committee considers a variety of skills and characteristics of Board candidates including, but not limited to, relevant industry experiences, general business experience, and relevant financial experiences.

Specific consideration is given to:

●	Roles and contributions valuable to the business community;
●	Personal qualities of leadership, character, and judgment, and reputation in the community at large of integrity, trust, respect, competence, and adherence to the highest ethical standards;
●	Relevant knowledge and experience in such things as business, technology, finance and accounting, marketing, international business, government, and other disciplines relevant to the success of a large publicly traded company;
●	Ability to contribute to the diversity of skills, viewpoints, experiences, backgrounds, and demographic characteristics; and
●	Whether the candidate is free of conflicts and has the time required for preparation, participation, and attendance at all meetings.

Stockholder Proposals

Stockholder proposals may be included in our proxy statement for the 2027 annual meeting of stockholders (the "2027 Annual Meeting") so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2027 Annual Meeting, we must receive the proposal at our principal executive offices at 3351 Michelson Drive, Suite 100, Irvine, CA, 92612, Attention: Secretary, on or before November 26, 2026.

Stockholders may nominate director candidates in writing by following the notice procedures and providing the information required by our Bylaws, which includes delivering a notice to the Secretary of the Company at 3351 Michelson Drive, Suite 100 Irvine, CA, 92612, not earlier than the close of business on the 120th day prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders (which would be January 13, 2027), nor later than the close of business on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders (which would be February 12, 2027). If the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, or if no annual meeting was held in the preceding year (other than for purposes of the Company’s first annual meeting) such stockholder’s notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of (i) the 10th day following the day the public announcement of the annual meeting is first made or (ii) the 90th day prior to the date of the annual meeting. Stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) no later than March 14, 2027.

Such notice shall include the information required by our Bylaws as well as the following information for each nominee:

●	Name, age, business address, and residence address;
●	Principal occupation or employment (present and for the past five years);
●	Stock ownership information for such person and any member of the immediate family of such person, or any affiliate or associate of such person;
●	Complete and accurate description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings between or among the nominating stockholders and each proposed nominee; and
●	Any other information that must be disclosed about director nominees in proxy solicitations under Regulation 14A of the Exchange Act.

Stockholders may recommend a director nominee to the Nominating and Corporate Governance Committee for election at the 2027 Annual Meeting. The Nominating and Corporate Governance Committee will evaluate each director nominee in accordance with the same processes regardless of the source of the nomination and if appropriate, make recommendations to the board of the director nominees for selection.

Risk Oversight

Our Board is responsible for overseeing our risk management process. Our Board focuses on our general risk management strategy and the most significant risks facing us, and it oversees the implementation of risk mitigation strategies by management. Our Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

The following table summarizes the primary areas of risk management the Board and its committees exercise oversight:

Board / Committee	Primary Areas of Risk Oversight
Board of Directors

Risks and exposures related to strategy, finance, and execution; risks associated with major acquisitions; CEO succession planning; crisis response; cybersecurity; sustainability considerations; and other matters that could pose significant risks to the Company

Audit Committee	Risks and exposures concerning financial reporting accuracy, internal controls, compliance, auditor independence, cybersecurity, and enterprise risk management
Compensation Committee	Risks and exposures related to executive and overall compensation and benefits, incentive structures, and general human capital management strategies
Nominating and Corporate Governance Committee	Risks and exposures concerning board composition, governance compliance, leadership succession, ethical conduct, and regulatory adherence

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board currently consists of, and at all times during Fiscal Year 2025 consisted of, Mr. Kotzubei (Chair), Ms. Heisz, Mr. Kelln, Ms. Sigler, and Ms. Wienbar. No member of this committee was at any time during Fiscal Year 2025 an officer or employee of the Company, was formerly an officer of the Company or any of its subsidiaries, or had any employment relationship with the Company or any of its subsidiaries, except for Ms. Sigler, who ceased to be an officer of the Company upon the completion of the IPO in 2024. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, where one of such entity’s executive officers served as a director of the Company or a member of the Compensation Committee.

The Tenets of Our Success

Our dedication to a shared set of principles unites and guides us to better decisions and behaviors, enabling us to focus on the success of our business partners and associates.

Results	Courage	Integrity	Responsibility	Imagination	Talent

More information about The Tenets of Our Success can be found on our website at https://www.ingrammicro.com/en-us/company/about-us.

Governance Principles and Policies

We are committed to maintaining ethical and legal standards that reflect our deeply rooted values. This unwavering commitment is at the core of our corporate philosophy. We hold ourselves—our directors, officers, and associates—to the highest level of integrity, and that includes compliance with laws and regulations of the jurisdictions in which we operate. We also expect these high standards from third parties working on our behalf. All of this is represented by our core governance principles and policies summarized below.

Separate Chairperson and CEO roles	The separation of roles of Chairperson and CEO enables the Chair to focus on managing the Board while allowing the CEO to maintain oversight of the day-to-day conduct of our business.
Executive Sessions	Our directors regularly meet in executive session without members of management present. The Chairperson of the Board typically presides at such executive sessions.
Annual Board Self-Assessment	Our Board conducts an annual self-assessment to determine whether it and its committees are functioning effectively.
Executive Succession Plan	Our Board annually reviews the executive succession planning process with the assistance of the Compensation Committee.
No “Poison Pill”	Our Board has not adopted a “poison pill.”
Robust Stock Ownership Guidelines	Our executives are subject to stock ownership guidelines, requiring them to hold 2X to 5X their respective base salary amounts.
Access to Management	Our Board maintains interaction with senior management and has complete access to all members of management and other employees.
Director Orientation and Continuing Education	Our Board periodically receives education programs on business operations, industry trends, and corporate governance practices.
Time Commitment Policy

Our directors must obtain specific approval from the Board before serving on other boards, and in general, no director may simultaneously serve on more than five public company boards, including the Company’s (or more than two public company boards, including the Company’s, if such director is an executive officer of a public company).

Insider Trading Policy

With respect to Item 408(b) of Regulation S-K, the Company has also adopted an insider trading policy governing the purchase, sale, and other dispositions of Company or third-party securities by the directors, officers, and employees of the Company while in possession of material non-public information relating to the Company. It is the policy of the Company that the Company will not engage in transactions in the Company’s securities while aware of material nonpublic information relating to the Company or the Company’s securities. The Company believes that its insider trading policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations, and any listing standards applicable to the Company.

Code of Ethics

With respect to Item 406 of Regulation S-K, we have adopted a Code of Conduct (“Code of Conduct”) that applies to all of our directors, officers, and team members, including our CEO, our chief financial officer, and our chief accounting officer, and a Code of Ethics for Principal Financial Officers that applies to our CEO, chief financial officer, chief accounting officer, controller, treasurer, and other individuals performing similar functions (“PFO Code of Ethics”). Our Code of Conduct and PFO Code of Ethics are each available on our website at https://ir.ingrammicro.com/governance/governance-documents, and each constitutes a “code of ethics” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions thereof on our website.

Compensation Recovery Policies

Our Policy for the Recovery of Erroneously Awarded Compensation (the “Required Clawback Policy”), adopted in October 2024, is intended to comply with the applicable SEC and NYSE rules relating to the recoupment of incentive compensation. The Required Clawback Policy describes the circumstances in which current and former executive officers of the Company will be required to repay or return to the Company erroneously awarded compensation. In general, as provided in the Required Clawback Policy, such circumstances include an accounting restatement that results in an executive officer having received more incentive compensation during the three completed fiscal years preceding the date of the accounting restatement than would have been received had such compensation been determined based on the restated amounts.

In addition to the Required Clawback Policy, we continue to maintain the Compensation Recovery Policy (the “Discretionary Clawback Policy”), last revised in 2017, that is applicable to our NEOs (as defined below) as well as other key executives (each, a “Covered Employee”). The Discretionary Clawback Policy authorizes the Board, in its sole discretion, to recover incentive compensation earned and received or realized in the 36 months preceding the date that a “recoverable event” (as defined in the Discretionary Clawback Policy to include a Covered Employee’s engagement in certain conduct that is detrimental to us or the calculation, grant, vesting, and/or payment of any incentive compensation that is based on materially inaccurate financial results or performance metric criteria) is determined to have occurred.

The Board believes that it is in the best interests of the Company and its stockholders to maintain the Discretionary Clawback Policy in addition to the Required Clawback Policy.

Sustainable Impact

Our sustainable impact program is overseen by an executive steering committee consisting of our:

●	Chief Executive Officer,
●	Executive Vice President and Chief Financial Officer,
●	Executive Vice President, Secretary, and General Counsel,
●	Executive Vice President, Human Resources, and
●	Executive Vice President, Global Operations and Engineering

This executive steering committee receives periodic briefings from our global sustainability team and individual program owners. Responsibility is one of the Tenets of Our Success as a company, and environmental stewardship is one area in which we demonstrate our responsibility. We have established targets for reducing greenhouse gas (“GHG”) emissions and waste in our operations. In December 2024, Ingram Micro received approval from the Science Based Targets initiative for its near-term climate targets, including its goal to reduce absolute Scope 1 and 2 GHG emissions by 90% by 2030, using a 2022 base year. In our 2024 Sustainable Impact Report we reported that our 2024 emissions were 38% lower than our 2022 base year.

To support a circular economy, our Information Technology Asset Disposition (“ITAD”) business focuses on the reuse and recycling of electronics, and, as of December 27, 2025, a total of four of our ITAD processing facilities held e-Stewards certifications, three of which were in North America and one of which was in Brazil. Since 2019, we have been a registered SmartWay Shipper Partner in the Environmental Protection Agency’s SmartWay Program, which allows us to benchmark our performance and assess the environmental impact of our transportation in the United States, as well as measure the fuel efficiency of our carrier partners, helping us address the carbon impacts of goods movement within our value chain.

At the end of 2025, the Company received its annual updated scorecard from EcoVadis, a well-known third-party provider of evidence-based business sustainability assessments. EcoVadis awarded Ingram Micro a Gold medal rating, reserved for the top five percent of the more than 150,000 companies on its platform. We believe this recognition signifies a substantial validation of our company’s commitment and leadership in sustainable and responsible business operations.

Cybersecurity

See Part I, Item 1C of our 2025 Annual Report on Form 10-K for a description of our cybersecurity risk management strategy and other matters relating to cybersecurity.

Proposal 2: Advisory Vote on Executive Compensation

In accordance with Section 14A of the Exchange Act, stockholders are entitled to vote to approve, on a non-binding advisory basis, the compensation of our Chief Executive Officer, Chief Financial Officer and our other two most highly compensated officers who were executive officers during Fiscal Year 2025 (collectively, our named executive officers or “NEOs”) and our compensation philosophy, policies and practices as defined and disclosed further below in “Executive and Director Compensation—Compensation Discussion and Analysis.” We encourage our stockholders to read that section carefully.

This proposal, commonly known as a “say-on-pay" proposal, gives our stockholders the opportunity to express their views on compensation for our NEOs. This vote is not intended to address specific items of compensation, but rather the overall compensation of NEOs and the compensation philosophies, policies, and practices as described in this Proxy Statement.

Our executive programs and policies described are designed to incentivize, retain, and reward our executives for superior short- and long-term performance for the Company and its stockholders.

At the Annual Meeting we will ask our stockholders to approve the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as described in the Company’s proxy statement for the 2026 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K and other compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion & Analysis, the Summary Compensation Table, and the other compensation-related tables and disclosure.”

We are asking that our stockholders indicate their support for our executive compensation as described in this Proxy Statement. While this say-on-pay vote is advisory and non-binding, the Compensation Committee will review the outcome of this vote and consider it when reviewing our compensation program and policies.

The Board Recommends a Vote “FOR” the Approval of the Compensation of our Named Executive Officers

Executive and Director Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of our compensation program for our NEOs for Fiscal Year 2025, as well as the philosophy and objectives of our compensation program for our NEOs. The Company had only four executive officers during Fiscal Year 2025; accordingly, only four NEOS are disclosed, as follows:

Executive Officer	Position as of December 27, 2025
Paul Bay	Chief Executive Officer (“CEO”)
Michael Zilis	Chief Financial Officer (“CFO”)
Augusto Aragone	Executive Vice President, Secretary & General Counsel
Scott Sherman	Executive Vice President, Human Resources (“EVP HR”)

Executive Summary

Decisions Regarding Material Elements of Compensation

During Fiscal Year 2025, all decisions regarding compensation to be paid to the CEO and each of the other NEOs were made, and in the future will continue to be made, by the Compensation Committee and, only when required, by our full Board.

The following summarizes the decisions made in Fiscal Year 2025 regarding the material elements of 2025 compensation.

●	Review of Base Salary. Salaries are reviewed annually by the CEO and EVP HR to ensure they are externally competitive, reflect individual performance, and are internally equitable relative to our other executives. Following the CEO’s and EVP HR’s discussion with the Compensation Committee, and consideration of market conditions and other factors, a merit adjustment of 3.5% was made to the base salary of each NEO in late March 2025.
●	Establishing Challenging Targets to Differentiate Payments Under Our Annual Executive Incentive Program (“EIP”). The EIP is a short-term incentive plan under which participants can earn annual cash payments based on annual company, business unit and/or functional unit performance, as well as individual performance. The Company’s 2025 Adjusted EBITDA performance of $1,333.6 million, on a foreign exchange neutral basis (“FXN”), was between the threshold of $1,172.4 million and the target of $1,379.3 million. The Company’s 2025 Adjusted Free Cash Flow performance of $1,098.6 million was above the $436.5 million requirement for maximum allowed achievement of this component. (See Appendix A to this Proxy Statement for reconciliations of 2025 Adjusted EBITDA and Adjusted Free Cash Flow to their most comparable GAAP measures.) These factors combined to result in the funding of the Fiscal Year 2025 EIP pool (the “EIP Pool”) at 122.27%. The individual payments to our CEO and the other NEOs are discussed further below and were each 120% of the respective NEO’s target annual EIP incentive (excluding the management-by-objective (“MBO”) portion).
●	Equity Awards. Our NEOs were granted a combination of 38% restricted stock units (“RSUs”) with annual time-based vesting over three years and 62% performance-based restricted stock units (“PSUs”) that vest if certain financial performance criteria are met. All grants were made under our 2024 Stock Incentive Plan (the “2024 Plan”) in March 2025. These awards are designed to encourage retention and align our NEOs’ interests with those of our stockholders.

Focus on Long-Term Value Creation

At executive management levels, compensation focuses on long-term stockholder value creation, reflecting our NEOs’ responsibility for setting and achieving long-term strategic goals. In support of this responsibility, compensation is heavily weighted toward variable compensation, with a focus on long-term incentives under the 2024 Plan.

Pay-for-Performance and CEO Compensation

We emphasize pay-for-performance, including through our annual EIP awards and PSUs granted under the 2024 Plan. In Fiscal Year 2025, performance-based compensation constituted 65% of our CEO’s total target direct compensation and 52% to 57% of each of our other NEO’s total target direct compensation.

Focus on Best Practices

Our Compensation Committee periodically examines our executive compensation practices in an effort to align them with best practices and evolving compensation trends. For example (and as described further below):

●	We maintain clawback policies that provide for the recoupment of incentive compensation (including performance-based severance compensation) in appropriate circumstances, including a clawback policy as required by the Dodd-Frank Act and applicable SEC and NYSE exchange listing requirements;
●	Awards under our short-term and long-term incentive plans are capped to limit “windfalls;”
●	None of the NEOs has an employment agreement;
●	Benefits and perquisites are generally not provided to NEOs beyond the level provided to all other levels of management;
●	The CIC Plan (as defined below) does not automatically accelerate vesting of equity awards, requires a “double trigger” before benefits are paid, and does not have any provision for tax gross-ups;
●	The Compensation Committee has retained and consults with its independent outside compensation consultants on a regular basis and has sole discretion to engage or terminate its compensation consultants and other advisors;
●	NEOs are subject to significant stock ownership guidelines;
●	The Company’s insider trading policy prohibits its associates (including our executive officers and directors) from using Company stock in hedging transactions, engaging in short sales of Company securities, holding Company securities in a margin account, or having Company securities pledged as collateral for a loan;
●	The Compensation Committee does not grant equity awards in anticipation of the release of material nonpublic information and the Company does not time the release of material nonpublic information based on equity award grant dates, vesting events, or sale events. Other than the RSUs and PSUs granted in March 2025, no additional equity awards were granted to our NEOs during Fiscal Year 2025; and
●	Repricing of options is not permitted without the consent of stockholders.

Overall Design Objectives and Rewards of the Executive Compensation Program

Design Elements

The broad objectives and key features of each element of the 2025 executive compensation program were as follows:

Compensation Element	Objectives	Key Features
Base Salary	Provides competitive levels of base salary for each NEO based on the NEO’s role and responsibilities. Used to attract and retain executive talent in a very competitive marketplace.

Reflects:

•
Target peer market median range for positions with similar responsibilities and business size, and
•
An NEO’s responsibilities and performance, as demonstrated over time.

Salaries are reviewed annually to ensure they are externally competitive, reflect individual performance and are internally equitable relative to our other executives.

Annual Executive Incentive Program, including the MBO Component

Provides incentives to focus our NEOs on the actions necessary to achieve the Company’s annual business plan.

Identifies what is expected for the year from the standpoint of corporate, business unit, regional and country results. Additionally, specific individual objectives and other strategic MBO goals provide focus on strategic projects that often deliver positive results over future years.

Links reward to accomplishment of goals within executives’ control and encourages both profitable growth and operating efficiency.

Establishes incentive targets as a percentage of each NEO’s base salary that approximate the median market practice of comparable positions at comparator peer group companies. Each participating NEO has an individual MBO target that is 20% of the NEO’s EIP target. Achievement against the MBO component is capped at 100% of the MBO target.

EIP payouts depend on meeting certain performance targets and specified strategic objectives over the course of a one-year performance period. Achievement against the EIP target is capped at 200% of the EIP target.

Performance targets and results vary among our NEOs to reflect appropriate differences in their responsibilities, as well as their individual performance.

Equity-Based Long-Term Incentive Award Program

Vesting based on performance aligns the incentives of our NEOs with those of our stockholders; time-based vesting encourages retention.

Rewards stock price appreciation and ties wealth accumulation to performance.

RSU and PSU grants are made to further incentivize stockholder value creation.
Benefits and Perquisites	Provides market-competitive benefits to all associates, with limited special perquisites to NEOs.

NEOs participate in our broad-based health and welfare, life insurance, disability, and retirement programs for management associates. We provide officers and other executive leadership in the U.S. (including our NEOs) with executive physical examinations.

Design Principles

We believe a significant portion of NEO compensation should be at risk and subject to our financial performance. The only non- performance-based elements of our NEO compensation are base salaries, our employee benefit programs that are generally available to all management associates, and the RSUs that require continued employment. The remainder of compensation must be earned through the attainment of predetermined financial or strategic performance objectives. Compensation programs are designed to align the financial interests of our NEOs with those of our stockholders by providing appropriate short-and long-term financial incentives that reward executives for achieving objectives that enhance stockholder value. Our key design principles include:

1.	Target executive compensation with reference to the market median (50th percentile) for each element of pay and in total to be competitive with other employment opportunities.
●	A competitive compensation program is critical in attracting, retaining, and motivating our senior leadership in order to achieve our long-term business and financial objectives.
●	In early 2025, our Compensation Committee engaged Compensia, an outside executive compensation consultant, to review the comparator peer group they had previously assisted us in selecting and to determine whether any modifications were necessary or advisable for Fiscal Year 2025. This review resulted in removing three companies from the peer group for compensation review (Cencora, Inc., Mckesson Corporate, and Sysco Corporation) but retaining them in the group for compensation design. Two new peers—Henry Schein and US Foods Holding—were added to the peer group for a total of 16 companies. Compensia completed a further review of the peer group and discussed their recommendations with the Compensation Committee in September 2025. The Compensation Committee agreed to continue to use the peer group as set out below for the review of NEO compensation for 2026.

Technology Distributors	Other Distributors	Broader Tech Ecosystem
• Arrow Electronics, Inc. • Avnet, Inc. • CDW • Insight Enterprises, Inc. • TD Synnex Corporation	• Archer-Daniels-Midland • Bunge • Cardinal Health • Henry Schein • Performance Food Group • United Natural Foods • US Foods Holding • W.W. Grainger, Inc. • WESCO International, Inc.	• Best Buy • DXC Tech

●	Compensia was also engaged in late 2024 to benchmark NEO compensation against peer group compensation as disclosed in SEC filings and against the Radford Global Compensation Database including public and private U.S. companies with annual revenues between $12.5 billion and $50 billion. The peer group data was also refreshed following the modification to the peer group in early 2025, as noted above. Both sets of benchmarking data were reviewed with the Committee in February 2025 to assist the Committee in its decisions regarding NEO compensation in 2025.
●	The report prepared by Compensia examined the competitiveness of our executive compensation programs in total and by each element of compensation (base salary, annual incentives and long-term incentives). In doing so, Compensia compared the value of each NEO’s compensation elements to median information available from the survey sources and defined comparator group. Benefits and perquisites were not included in the report, as they represent a small portion of our NEOs’ total remuneration.
2.	Importance of Internal Pay Equity. Balancing competitiveness with internal equity helps support management development and mobility of talent worldwide throughout the Company. Differences in actual compensation among associates in similar positions will reflect individual performance, future potential, and business results. This focus also helps us promote talented leaders to positions with increased responsibilities and provides meaningful developmental opportunities.
3.	Pay-for-Performance. We emphasize pay-for-performance, as indicated above under “Focus on Long-Term Value Creation.” With the completion of the IPO in 2024, we began granting equity awards to the NEOs under the 2024 Plan. The Fiscal Year 2025 compensation decisions continued to reinforce performance-based compensation with the EIP for Fiscal Year 2025 and PSUs granted in 2025. These elements constituted 65% of our CEO’s total target annual direct compensation and 52% to 57% of each of our other NEO’s 2025 total target annual direct compensation. The valuation of the RSUs and PSUs granted in 2025 is explained in further detail later in this “Compensation Discussion and Analysis.”

What is Rewarded

Executive compensation is designed to reward achievement of targeted financial results and individual goals and objectives. Our performance metrics are generally based on the non-GAAP financial metrics that are described in the table below. These metrics are regularly used by our management internally to understand, manage and evaluate our business and make operating decisions. (See Appendix A to this Proxy Statement for reconciliations of Adjusted EBITDA, Adjusted Free Cash Flow, non-GAAP Net Income and Adjusted Return on Invested Capital to their most comparable GAAP measures.) The following table defines each performance metric used in 2025 as an executive incentive measure and states why the metric was selected and the compensation programs that use that metric.

Metric	Definition	Why Selected	Pay Programs
Adjusted EBITDA on an FX-neutral basis

Non-GAAP earnings before interest, taxes, depreciation, amortization and restructuring or other similar costs as defined by management and approved by the Compensation Committee, further adjusted to be on an FX-neutral basis

		Reflects core operating performance, emphasizing profitability, operating leverage, and cost discipline	Annual Executive Incentive Program
Adjusted Free Cash Flow

Net income adjusted to give effect to depreciation and amortization, other non-cash items and changes to non-working capital assets/liabilities, changes in working capital, capital expenditures and proceeds from deferred purchase price of factored receivables.

		Free Cash Flow reflects cash generation, capital discipline, and stockholder value creation.	Annual Executive Incentive Program PSUs granted in 2025 under the 2024 Plan
Non-GAAP Net Income

Net income adjusted for: amortized intangibles, restructuring costs, integration and transition and operational improvement initiatives, cash-based compensation associated with our cash-based LTI program in lieu of equity-based compensation, and certain GAAP tax provisions

		Reflects bottom-line earnings performance, emphasizing profitability after operating and financing decisions.	PSUs granted in 2025 under the 2024 Plan
Adjusted Return on Invested Capital	Adjusted net income divided by the invested capital for the period	Reflects capital efficiency and disciplined capital allocation.	PSUs granted in 2025 under the 2024 Plan

Specific objectives established through the Performance Management Process (“PMP”)

PMP is designed to establish specific objectives for associates related to overall company goals and help them understand their role in meeting these objectives. Objectives are established for specific initiatives, major responsibilities key to their position, critical competencies, and individual developmental requirements.

	Reflects individual objectives aligned with our strategic direction.	Base Salary Annual Executive Incentive Program

Elements of Compensation

The elements of NEO compensation are annual base salary, annual bonus, equity-based long-term incentive awards, and benefits. The mix and proportion of these elements to total compensation are benchmarked annually against the survey data mentioned above and peer group data for each NEO. When recommending compensation for the other NEOs, the CEO, following consultation with outside executive compensation advisors and the Executive Vice President – Human Resources, and with approval from the Compensation Committee, may make changes to the mix or relative weighting of each compensation element after taking into consideration the impact a change in one element may have on other elements and total compensation. A summary of each element of compensation and how the amount and formula are determined is presented below.

Base Salary

Each NEO’s salary is reviewed on an annual basis to ensure that the base salaries of our NEOs are externally competitive, reflect individual performance and are internally equitable relative to our other executives. The Compensation Committee requested that the Company engage an outside compensation consultant to review all components of pay for the NEOs and to compare each NEO’s pay to the pay of executives in similar roles at our peer group companies. NEO salaries were benchmarked against other survey data as needed. In making decisions or recommendations regarding any changes to base salaries of the NEOs, the Compensation Committee reviews the data along with (i) each NEO’s scope of responsibilities within the organization, (ii) the CEO’s personal assessment of each NEO’s performance and the NEO’s overall contribution to the achievement of our short-term and long-term objectives, (iii) the NEO’s performance in relation to individual performance objectives established during the PMP, (iv) the NEO’s experience, pay history, and current salary versus market information, (v) internal equity considerations, and (vi) our overall company performance. There is no set formula or weighting assigned to these factors. In February 2025, the Compensation Committee considered the above, along with the current economic conditions and the Company’s financial performance, to determine any appropriate base salary changes for the NEOs as well as other direct reports to the CEO. This review resulted in a 3.5% increase to the base pay of each NEO, which took effect in late March 2025. Despite the CEO’s base salary falling below the 25th percentile within the selected peer group, the Compensation Committee decided to increase the CEO’s salary by only 3.5% given the CEO’s expressed preference to be treated similarly to other NEOs with respect to salary increases.

The following chart shows the base salaries for 2025.

	2024 Base Salary	Base Salary
Name	(as of 12/28/24) ($)	as of 3/29/2025 (1)
Paul Bay	918,000	950,000
Michael Zilis	830,180	859,236
Augusto Aragone	618,000	639,630
Scott Sherman	618,000	639,630
(1)	Base salary remained at this level through the end of Fiscal Year 2025.

2025 Annual Executive Incentive Program

We set financial performance targets under the EIP each year with the primary objective of aligning executive compensation with total company performance. For 2025, the Compensation Committee approved a cash incentive target, as a percentage of base salary, for each NEO, as set forth in the table below. The CEO’s target percentage is above the 75th percentile of the peer group, which takes his total target cash compensation to just under the median pay for the peer group. The CFO’s target percentage is approximately the 70th percentile of the peer group. The other NEOs’ targets approximate the median market practice of comparable positions (see “Design Principles” above).

			Total
	Target EIP as % of	Target MBO as % of	Target Annual Incentive as % of
	Annual Base Salary	Annual Base Salary	Annual Base Salary
	2025	2025	2025
Paul Bay	200%	40%	240%
Michael Zilis	100%	20%	120%
Augusto Aragone	70%	14%	84%
Scott Sherman	70%	14%	84%

The CEO, in consultation with the CFO and EVP HR, recommended to the Compensation Committee that FXN Adjusted EBITDA (weighted 70%) and Adjusted Free Cash Flow (weighted 30%) be utilized to determine the level of funding of the EIP Pool for Fiscal Year 2025. The Compensation Committee approved the selected metrics, weightings, and specific target values to fund the EIP Pool at threshold, target, and maximum (with straight line interpolation for performance between threshold and target, and between target and maximum performance) as shown below.

Millions	Funding Percentage (1)
	Minimum	Target	Maximum
Operating Objective	(50% funding)	(100% funding)	(200% funding)
Adjusted EBITDA (FXN) (70%)	$1,172.4	$1,379.3	$1,724.2
Adjusted Free Cash Flow (30%)	$194.1	$291.0	$436.5
(1)	70% of target Adjusted EBITDA (FXN) must be achieved for any payment under the Adjusted Free Cash Flow metric. Performance achievement between the specified levels was interpolated on a straight-line basis; provided that the funding percentage was zero if actual performance was below the minimum of each metric and was capped at 200% if actual performance was equal to or greater than the maximum value of each metric.

The MBO component of the annual incentive was capped at the target percentage. The subjective achievement between 0% and 100% was based on individual performance against pre-established personal objectives and the CEO’s discretion for the NEOs other than himself, and discretion of the Compensation Committee for the CEO.

Fiscal Year 2025 Adjusted EBITDA (FXN) was $1,333.6 million and Adjusted Free Cash Flow was $1,098.6 million, resulting in the total achievement of 122.27%. However, the CEO recommended the Compensation Committee cap the funding at 120% in order to balance strong financial performance with broader business considerations. The Compensation Committee agreed with this adjustment. Payments under this program will be made in April 2026.

The CEO reviewed additional financial performance against pre-established factors (although none are assessed on a formulaic basis), as well as the NEO’s individual performance against pre-established personal objectives, that were subjective in nature, to determine each NEO’s share of the established EIP Pool. Individual payments are capped at 200% of their target incentive and would be zero if threshold performance objectives are not achieved.

The Compensation Committee reviewed and approved the CEO’s individual performance against pre-established objectives to determine his share of the EIP Pool. Following the CEO’s recommendation, the Compensation Committee also approved award payments for each of the other NEOs. The global EIP Pool was funded at 120% of the target amount for each of the NEOs. The applicable awards approved under the EIP for Fiscal Year 2025 were as follows:

			Individual	Actual EIP +
	Target EIP +	EIP	MBO Achievement	MBO
	MBO Award ($)	Achievement%	(0-100%)	Award ($)
Paul Bay(1)	2,261,694	120%	92%	2,608,489
Michael Zilis(2)	1,022,773	120%	95%	1,184,713
Augusto Aragone(2)	532,958	120%	95%	617,345
Scott Sherman(2)	532,958	120%	95%	617,345
(1)	Mr. Bay’s EIP payment for Fiscal Year 2025 took into consideration our overall financial performance, the significant contributions to our growth, and his execution on the following strategic objectives: the launch and development of Xvantage™ in key countries; the integration of multiple channel sales organizations into a single unified channel team in each market; and other organizational improvement initiatives, as well as his leadership during the July 2025 ransomware attack.
(2)	The EIP payments for Fiscal Year 2025 to Mr. Zilis, Mr. Sherman, and Mr. Aragone took into consideration our overall financial performance, each such officer’s significant contributions to our performance, support of channel integration, Xvantage™ development, and other organizational improvement initiatives, as well as their support and leadership during the July 2025 ransomware attack.

RSU and PSU Grants Under the 2024 Stock Incentive Plan

In connection with our initial public offering (“IPO”) in October 2024, the Board adopted, and our stockholders approved, the 2024 Plan. The purpose of the 2024 Plan is to assist the Company in attracting, retaining, motivating, and rewarding certain employees, officers, and directors of the Company and its affiliates and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of such individuals with those of the stockholders.

Following the review of the compensation market data as prepared by our outside compensation consultant, in February 2025 the Compensation Committee approved RSU and PSU awards that were granted in March 2025 to the NEOs under the 2024 Plan. The target value of these awards is below the market median of the peer group for the CEO and below the 25th percentile of the peer group for the remaining NEOs. The Compensation Committee believed that these awards were reasonable in light to the IPO grants made in October 2024 and the March 2025 cash bonuses, as disclosed in the Summary Compensation Table.

●	RSUs: A grant of RSUs was made to each of the NEOs on March 3, 2025. The RSUs will vest in equal annual installments over a three-year period, subject to the executive’s continuous service with us through the applicable vest dates.

●	PSUs: A grant of PSUs was made to each of the NEOs on March 3, 2025. Between 0% and 200% of the PSUs will vest on the third anniversary of the grant date based on the Company’s achievement of specified performance levels relation to non-GAAP net income, adjusted ROIC and adjusted free cash flow performance as determined by the Compensation Committee, during Fiscal Years 2025 through 2027; vesting also requires the executive’s continuous service with us through the vest date. We do not disclose the specific performance targets and corresponding thresholds and maximums for our PSUs before the end of the applicable performance period because we believe that disclosure of such forward-looking information would cause competitive harm. These targets reflect competitively sensitive information about our anticipated financial trajectory, which is not otherwise public. The Compensation Committee believes that it has set performance goals at rigorous and challenging levels, yet attainable, so as to require significant effort and achievement by our executive officers to be attained, but they do not encourage excessive risk taking by management. Specific targets and the Company's actual achievement relative to such targets will be disclosed upon completion of the applicable performance period.

Benefits

We generally do not use benefit programs or perquisites as a compensatory element or as an enhancement to executive officer compensation. Our executive officers participate in our broad-based health and welfare, life insurance, disability and retirement programs on the same basis as our management associates. All other benefits and perquisites are disclosed as required in the Summary Compensation Table.

We offer participation in the Ingram Micro 401(k) Plan (the “401(k) Plan”) with Company matching contributions as the only qualified retirement program in the United States. In addition, we offer certain U.S. highly compensated associates, including each of the NEOs, an opportunity to participate on a voluntary basis in our Supplemental Investment Savings Plan (the “Supplemental Plan”), a nonqualified deferred compensation arrangement. In general, the Supplemental Plan operates to restore 401(k) Plan benefits, including Company matching contributions to base salary that were reduced or limited by the Internal Revenue Code of 1986, as amended (the “Code”). Participants in both the 401(k) Plan and the Supplemental Plan may elect to defer a total of up to 50% of their base salary and annual bonus. In 2025, our matching contribution was equal to 50% of the first 5% of eligible compensation deferred under the 401(k) Plan.

Change in Control and Termination of Employment Arrangements

Change in Control Plan

We maintain an Executive Change in Control Severance Plan (“CIC Plan”). The CIC Plan, which provides “double-trigger” severance benefits, endeavors to continue providing our eligible officers with reasonable financial security in their employment and position with us, without distraction from uncertainties regarding their employment created by the possibility of a potential or actual change in control. Each of our CEO and the other NEOs participates in the CIC Plan.

If the participant’s employment is terminated by us without “cause” or by the participant for “good reason,” (each, as defined in the CIC Plan) in each case within six months prior to or 24 months following a change in control of the Company, the CIC Plan provides for certain severance benefits. Specifically, the participant will be eligible for the following: a lump-sum cash payment of a specified multiple (2.5 times for our CEO and 2.0 times for all other participants) multiplied by the sum of the participant’s base salary and target annual bonus; a prorated target annual bonus for the year in which the qualifying termination occurs; immediate vesting and payment of outstanding time-based long-term incentive awards, with outstanding performance-based long-term incentive awards vesting at the target value; a lump-sum payment equal to the annualized cost of the premiums required for the continuation of employer-sponsored medical, dental and vision insurance benefits for 12 months; and outplacement benefits of up to $50,000. All benefits are subject to the participant’s execution of a release and restrictive covenant agreement satisfactory to us.

A summary of the terms and conditions of the CIC Plan, including a detailed description of the severance benefits and estimated values of these benefits, is set forth under “Potential Payments Upon Termination or Change in Control” below. The CIC Plan does not provide any tax gross-up to participants.

For the avoidance of doubt, Platinum’s sale of shares in subsequent public securities offerings is not expected to qualify as a change in control, for purposes of the CIC Plan.

Executive Officer Severance Policy

We also maintain an Executive Officer Severance Policy (the “Severance Policy”), which applies to our CEO and certain other executive officers elected by the Board (which includes all of the NEOs) and which endeavors to continue providing our eligible officers with reasonable financial security in their employment and position with us, without distraction from uncertainties regarding their employment created by the possibility of a termination of employment without “cause.” Under the terms of the Severance Policy, eligible executive officers are entitled to severance benefits if their employment is terminated by us without “cause” (as defined in the Severance Policy) outside of the change-in-control context and if certain other conditions are satisfied. In such cases, subject to the execution of a release and restrictive covenant agreement satisfactory to us, eligible executive officers will be entitled to the severance benefits described in “Potential Payments Upon Termination or Change in Control” below. Pursuant to the Severance Policy, if an executive officer receives any severance payments or other benefits under the Severance Policy and we subsequently determine that the executive officer had engaged in conduct which constituted “cause” for the termination of such executive officer’s employment by us, the executive officer is obligated to reimburse us for all payments and the value of all benefits received by the executive officer which would not have been received if the executive officer’s employment had been terminated by us for “cause,” including interest.

Management periodically reviews both the Severance Policy and the CIC Plan to ensure they are providing appropriate protections compared to the estimated costs. The Compensation Committee reviewed these policies in November 2025 and made no changes.

Executive Officer Stock Ownership Requirements

We have adopted mandatory stock ownership guidelines with the objective of more closely aligning the interests of our executive officers with those of our stockholders. The minimum number of shares of the Company’s Common Stock that the stock ownership guidelines require executive officers to hold is their then-current annualized base salary multiplied by five (5), in the case of the CEO, and by two (2) in the case of the other executive officers, divided by the fair market value of the Company’s Common Stock. For purposes of the stock ownership guidelines, shares of Common Stock “owned” include unvested time-based RSUs (net of estimated taxes). The fair market value of the Company’s Common Stock is the average closing price per share of the Company’s Common Stock as reported on the NYSE for the most recent sixty-three (63) trading days ending with the determination date. During the period of time between an executive officer becoming subject to the stock ownership guidelines and his or her satisfaction of the then-applicable stock ownership requirement, such executive officer is required to retain 50% of the net shares resulting from the vesting of any equity incentive awards (with “net shares” deemed to be those shares that remain after the deduction of a fixed estimated tax rate of 50%). Each of the NEOs has met the stock ownership guidelines as of the date of this Proxy Statement.

Internal Revenue Code Section 162(m) Policy

Under Code Section 162(m), a publicly held corporation cannot take a federal income tax deduction for compensation exceeding $1 million per person in any taxable year for its chief executive officer, chief financial officer and other three most highly compensated executive officers (each, a “Covered Person”). In addition, once an individual becomes a Covered Person for any taxable year, that individual will remain a Covered Person for all future years, including following any termination of employment.

While our Compensation Committee will consider the anticipated tax treatment to us and our executive officers as one factor when reviewing our executive compensation and other compensation programs, the Compensation Committee will also look at other factors in making its decisions, as noted above, and retains full authority to approve compensation arrangements for our executive officers that are not fully deductible under Section 162(m) when it believes that other considerations outweigh the tax deductibility of the compensation.

Advisory Vote on Named Executive Officer Compensation

At our 2025 annual meeting of stockholders, our “say-on-pay” proposal resulted in a favorable vote from approximately 98.79% of the shares present and entitled to vote at the annual meeting. We believe the level of support was due to the appropriateness of the overall design of our executive compensation program. The Compensation Committee noted the results of the vote and made no material changes to our compensation program or policies as a result.

Frequency of Say-on-Pay Vote

Consistent with the preference expressed by our stockholders at our 2025 annual meeting of stockholders, our Board decided that the Company will include a vote to approve, on a non-binding, advisory basis, the compensation paid to our NEOs in our proxy materials every year until the next required advisory vote to approve the frequency of future advisory votes on named executive officer compensation, which will occur at the 2031 annual meeting of stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on this review and these discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for the Annual Meeting.

Jacob Kotzubei (Chair)
Leslie Heisz
Bryan Kelln
Mary Ann Sigler
Sharon Wienbar

Compensation Tables for Named Executive Officers

Summary Compensation Table

The following table sets forth information concerning the total compensation earned or paid to our NEOs for services rendered to us during Fiscal Years 2025, 2024, and 2023.

					Non-Equity
					Incentive
				Stock	Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Paul Bay	2025	942,373	—	6,068,927	2,608,489	45,742	9,665,531
Chief Executive Officer	2024	918,000	900,000	13,929,018	1,670,760	45,225	17,463,003
	2023	913,562	—	—	2,099,914	39,267	3,052,743
Michael Zilis	2025	852,311	—	1,137,921	1,184,713	41,027	3,215,972
Chief Financial Officer	2024	830,180	168,750	10,454,302	757,125	25,468	12,235,825
	2023	824,218	—	—	942,329	39,519	1,806,065
Augusto Aragone	2025	634,474	—	758,601	617,345	21,268	2,031,688
Executive Vice President, Secretary & General	2024	618,000	112,500	6,788,479	394,532	20,747	7,934,258
Counsel	2023	613,562	—	—	491,040	21,721	1,125,873
Scott Sherman	2025	634,474	—	758,601	617,345	20,644	2,031,064
Executive Vice President,	2024	618,000	112,500	7,542,780	394,532	20,123	8,687,935
Human Resources	2023	613,562	—	—	491,040	20,838	1,125,440

(1)	This column represents one-time cash bonuses made in recognition of the executive officers’ efforts related to the successful completion of the IPO. Payment of the cash bonus was subject to each executive officer’s execution of an agreement that required repayment of the bonus in the event of a voluntary termination of employment or termination by the Company for cause, on or prior to March 3, 2026.
(2)	The 2025 amounts in the “Stock Awards” column reflect the aggregate grant date fair values, calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (“FASB ASC”) 718, of PSUs and RSUs granted on March 3, 2025, without regard to estimated forfeiture rates. For PSUs subject to performance conditions, the grant date fair value is calculated based on the probable outcome of the performance conditions as of the grant date, which was determined to be target-level achievement. For additional information, including a discussion of the assumptions used to calculate these values, please see Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the 2025 fiscal year.
●	March 3, 2025 grants: RSUs are subject to time-based vesting conditions. They have an accounting value of $20.11 per share. PSUs are subject to time-based and performance-based vesting conditions. They have an accounting value of $19.77 per share. In both cases, the grant date fair value in the Summary Compensation Table is calculated by multiplying the respective accounting values by the number of shares underlying the rewards, assuming achievement of performance-based vesting conditions at target.

If the PSU awards were to achieve the maximum performance level of 200%, the value of the awards would be as follows:

		Maximum Value
Name	Units	at $19.77 per share
Paul Bay	378,006	$ 7,473,179
Michael Zilis	70,876	$ 1,401,219
Augusto Aragone	47,250	$ 934,133
Scott Sherman	47,250	$ 934,133

(3)	This column represents the payment of the EIP and MBO for the applicable fiscal year.
(4)	The amounts in this column for Fiscal Year 2025 are itemized in the following table:

All Other Compensation Table – Fiscal Year 2025

		Employer		Total (as
	Employer	Contributions		disclosed in
	Contributions	to the		the All Other
	to the 401(k)	Supplemental	Other	Compensation
	Plan ($)	Plan ($)	($) (A)	column) ($)
Paul Bay	8,750	17,974	19,018	45,742
Michael Zilis	8,750	17,374	14,903	41,027
Augusto Aragone	8,750	12,518	—	21,268
Scott Sherman	8,750	11,894	—	20,644
(A)	Represents executive perquisites and benefits exceeding $10,000 in the aggregate, which consisted of (i) the incremental cost to the company of the executive’s spouse’s travel to and required attendance at business events ($15,968 for Mr. Bay and $11,230 for Mr. Zilis), (ii) an executive physical examination ($2,700 for Mr. Bay and $3,323 for Mr. Zilis), and (iii) long-term disability insurance premiums ($350 for both Mr. Bay and Mr. Zilis).

Grants of Plan-Based Awards Table

The following table summarizes all plan-based awards granted to the NEOs during Fiscal Year 2025.

		Estimated Future			Estimated Future			Stock Awards:	Grant
		Payouts Under			Payouts Under			Number of	Date Fair
		Non-Equity Incentive			Equity Incentive			Shares	Value of
		Plan Awards(1)			Plan Awards(2)			of Stock	Stock
		Threshold	Target	Maximum	Threshold	Target	Maximum	Or Units(3)	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
Paul Bay	N/A	282,712	2,261,694	4,146,439
	3/3/2025				18,900	189,003	378,006		3,736,589
	3/3/2025							115,979	2,332,338
Michael Zilis	N/A	127,847	1,022,773	1,875,083
	3/3/2025				3,543	35,438	70,876		700,609
	3/3/2025							21,746	437,312
Augusto Aragone	N/A	66,620	532,958	977,091
	3/3/2025				2,362	23,625	47,250		467,066
	3/3/2025							14,497	291,535
Scott Sherman	N/A	66,620	532,958	977,091
	3/3/2025				2,362	23,625	47,250		467,066
	3/3/2025							14,497	291,535
(1)	Represents incentive awards under the EIP for Fiscal Year 2025. The actual 2025 incentive awards earned by Mr. Bay, Mr. Zilis, Mr. Sherman, and Mr. Aragone are disclosed in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column. See the discussion above under “Compensation Discussion and Analysis—Elements of Compensation—2025 Annual Executive Incentive Program.”
(2)	Represents the PSUs granted under the 2024 Plan on March 3, 2025. The grant date fair value for these awards, calculated in accordance with FASB ASC 718, is $19.77 per unit. This does not necessarily correspond to the actual value that might be realized by these NEOs, which will depend on the market value of our common stock on a date in the future when the PSUs are settled. The PSUs will vest on March 3, 2028, contingent upon the achievement of specified financial metrics, as set forth in footnote 3 of the “Outstanding Equity Awards at Fiscal Year End Table” below. For additional information, including a discussion of the assumptions used to calculate these values, please see Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2025.
(3)	Represents RSUs granted under the 2024 Plan on March 3, 2025, with a grant date fair value, calculated in accordance with FASB ASC 718, of $20.11 per unit. This does not necessarily correspond to the actual value that might be realized by these NEOs, which will depend on the market value of our common stock on a date in the future when the RSUs are settled. The RSUs will vest over a three-- year period, subject to continuation of service, as set forth in footnote 2 of the “Outstanding Equity Awards at Fiscal Year End Table” below. For additional information, including a discussion of the assumptions used to calculate these values, please see Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2025.

Narrative Disclosure Relating to Summary Compensation Table and Grants of Plan-Based Awards Table

The material terms of the agreements and arrangements relating to the information disclosed in the “Summary Compensation Table” and the “Grant of Plan-Based Awards Table” are included in our “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at Fiscal Year End Table

The following table summarizes the outstanding unvested equity awards held by the NEOs as of the end of Fiscal Year 2025.

		Stock Awards
					Equity Incentive
				Equity Incentive	Plan Awards:
				Plan Awards:	Market or Payout
		Number of	Market Value of	Number of	Value of Unearned
		Shares or	Shares or Units of	Unearned Shares,	Shares, Units
		Units of	Stock That	Units or Other	or Other Rights
		Stock That Have	Have Not	Rights That Have	That Have Not
Name		Not Vested (#)	Vested ($)(1)	Not Vested (#)	Vested ($)(1)
Paul Bay	(2)	94,227	2,085,244
	(3)			176,674	3,909,796
	(4)	115,979	2,566,615
	(5)			189,003	4,182,636
Michael Zilis	(2)	70,722	1,565,078
	(3)			132,601	2,934,460
	(4)	21,746	481,239
	(5)			35,438	784,243
Augusto Aragone	(2)	45,923	1,016,276
	(3)			86,104	1,905,482
	(4)	14,497	320,819
	(5)			23,625	522,821
Scott Sherman	(2)	51,026	1,129,205
	(3)			95,672	2,117,221
	(4)	14,497	320,819
	(5)			23,625	522,821
(1)	All values are based on a price of $22.13 per share, which was the closing sale price of the Company’s Common Stock on the NYSE on December 26, 2025, the last trading day of Fiscal Year 2025.
(2)	Represents shares issuable under an RSU award granted on October 23, 2024, under the 2024 Plan. The RSU award vests in three equal installments on each anniversary of the grant date through October 23, 2027, subject to continued service through the applicable vesting dates, and subject to accelerated vesting if the return on invested capital achieved by Platinum is at least two and one-half times the total of all capital or other contributions made by Platinum.
(3)	Represents shares issuable under a PSU award granted on October 23, 2024, under the 2024 Plan, assuming achievement at the “threshold” level of performance. Fifty percent of the PSU award will vest if the return on invested capital achieved by Platinum is at least two times the total of all capital or other contributions made by Platinum; the remainder of the PSU award will vest if the return on invested capital achieved by Platinum is at least two and one-half times the total of all capital or other contributions made by Platinum.
(4)	Represents shares issuable under an RSU award granted on March 3, 2025, under the 2024 Plan. The RSU award vests in three equal installments on each anniversary of the grant date through March 3, 2028, subject to continued service by the NEO through the applicable vesting dates.
(5)	Represents shares issuable under a PSU award granted on March 3, 2025, under the 2024 Plan, assuming achievement at the “target” level of performance. As described above in “Compensation Discussion and Analysis—RSU and PSU Grants Under the 2024 Stock Incentive Plan,” between 0% to 200% of the PSUs will vest on the third anniversary of the grant upon the determination by the

Compensation Committee that the Company achieved certain financial metrics in Fiscal Years 2025 through 2027 and the executive’s continuous service with us through the vest date. The number of PSUs that would vest for each NEO at threshold performance is equal to 10% of target and the number of PSUs that would vest for each NEO at or above maximum performance is equal to 200% of target. There will be straight line interpolation for performance between threshold, target and maximum performance.

Stock Vested Table

The following table summarizes the NEOs’ stock award vesting activity during Fiscal Year 2025.

	Stock Awards
	Number of Shares or Units of	Market Value Realized on
Name	Stock Acquired on Vesting (#)	Vesting ($)(1)
Paul Bay	47,113	1,011,987
Michael Zilis	35,360	759,533
Augusto Aragone	22,961	493,202
Scott Sherman	25,512	547,998
(1)	Each of these units vested in full on October 23, 2025. The value realized upon vesting is determined by multiplying the number of shares underlying the stock awards that vested by $21.48, the closing sale price of the Company’s stock on the NYSE on the vest date.

Nonqualified Deferred Compensation Table

The following table provides information relating to nonqualified deferred compensation balances and contributions by the NEOs for Fiscal Year 2025.

					Aggregate	Aggregate
		Executive	Registrant	Aggregate	Withdrawals/	Balance at
		Contributions	Contributions	Earnings	Distributions	End
		in Fiscal Year	in Fiscal Year	in Fiscal Year	in Fiscal Year	of Fiscal Year
Name	Name of Plan	2025 ($)	2025 ($)(1)	2025 ($)	2025 ($)(2)	2025 ($)
Paul Bay	Supplemental Plan	177,677	17,974	673,914	—	4,393,763
Michael Zilis	Supplemental Plan	482,561	17,374	1,431,353	—	9,791,166
Augusto Aragone	Supplemental Plan	225,394	12,518	348,330	—	2,363,354
Scott Sherman	Supplemental Plan	39,581	11,894	32,873	70,142	279,204
(1)	Executive officers who are paid on the U.S. payroll may voluntarily participate in the Supplemental Plan. The Supplemental Plan, in general, allows executives to reduce their taxable compensation in the year earned and operates to restore 401(k) Plan benefits, including Company matching contributions, which were reduced or limited by the Code. Under the terms of the Supplemental Plan, participants may elect to defer up to a combined 50% of their base salary and annual bonus between the Supplemental Plan and the 401(k) Plan. In conformance with Section 409A of the Code, deferral and distribution elections are made by each participant prior to the beginning of each calendar year for deferrals from base salary earned and paid during such calendar year, as well as deferrals from bonus amounts earned during such calendar year but paid in the following calendar year. Executive contributions for 2025 include deferrals from base salary in respect of Fiscal Year 2025 (reported in the “Salary” column of the “Summary Compensation Table”) and may also include bonus amounts earned in 2024 but paid in 2025 (reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” for Fiscal Year 2024). We typically provide an employer match on behalf of the participants who make Supplemental Plan deferrals for the applicable year and remain employed through the last day of the year to restore the Company match on base salary that the Code limits in the 401(k) Plan. For the 2025 plan year, we made an employer match in the first quarter of 2026 equal to 50% of the deferrals up to 5% of eligible compensation, reduced by the 2025 employer matching contributions to the 401(k) Plan (such amounts reported in the “All Other Compensation” column of the “Summary Compensation Table”). Participants have earnings or losses credited to their Supplemental Plan account as a result of their selection from the various investment options available to them in this plan. Participants may redirect their investment in the various investment fund options on a daily basis. Account balances are disbursed to participants upon their termination of employment or such other fixed date as elected by the participant, based on the participant’s election prior to the year of deferral. Participants may elect to receive their account balance as a lump-sum cash payment or in installment payments over 5, 10, or 15 years. Executive contributions are not separately shown in the “Summary Compensation Table” but instead are deferrals from individuals’ salary and/or bonus amount shown in the “Summary Compensation Table.”
(2)	During 2025, under the Supplemental Plan, Mr. Sherman received a lump sum distribution as noted in the table based on his initial deferral elections, which provided for an in-service distribution

Potential Payments Upon Termination or Change in Control

We maintain incentive programs, including award agreements, the Severance Policy and the CIC Plan, that require us to provide payments and benefits to the NEOs in the event of a qualifying termination of employment and/or a change in control.

The chart below describes the termination provisions of each incentive program and the award agreements, as well as any payments and benefits under the Severance Policy and the CIC Plan assuming the last date of employment for the NEO was the last business day of our fiscal year, December 26, 2025 (and therefore the cash incentive award would be considered “earned”) and/or that the change in control occurred on December 26, 2025, as applicable

	Short-Term Incentive—Cash(1)	2024 Plan and Outstanding RSU and PSU Grants(2)	Severance Pay and Benefits (Under Severance Policy or CIC Plan)(3)

Change in Control (“CIC”) (No Termination)	None

A CIC is a “Qualifying Event” under the terms of the October 2024 grants, which accelerates the vesting of outstanding RSUs. Outstanding PSUs granted October 2024 will vest, if at all, according to the performance valuation calculation. All PSUs that do not vest upon a CIC are forfeited upon the occurrence of a CIC.

In the event of a CIC, equity granted in 2025 anticipates the new owner will replace outstanding equity with a vehicle of similar value and vesting schedule for all participants. If the new owner does not agree to this restoration of equity compensation, all outstanding shares vest upon CIC.

None

	Short-Term Incentive—Cash(1)	2024 Plan and Outstanding RSU and PSU Grants(2)	Severance Pay and Benefits (Under Severance Policy or CIC Plan)(3)

Qualifying Termination in Connection with a CIC	None; see treatment under Severance Pay and Benefits (Under Severance Policy or CIC Plan) column.	See treatment under CIC row above.

We will pay or provide (A) a lump sum payment equal to two and one-half times for the CEO (or 2 times for the other NEOs and EVPs): the sum of (i) the participant’s annual base salary and (ii) target annual bonus, (B) a lump sum payment equal to the prorated target annual bonus for the year of termination, (C) a lump sum payment equal to 12 months of 100% of the premium costs for employer- sponsored medical, dental and vision insurance benefits in effect on the date of termination, and (D) participation in an outplacement program until the earlier of (i) the end of the year following the year of termination and (ii) the participant’s subsequent full-time employment, subject to a maximum benefit of $50,000.

Termination for Cause	None	None	None

Voluntary Termination	Any earned payment based on actual 2025 performance under the terms of the EIP.	RSUs and PSUs that have matured and met any required performance conditions on or prior to the termination date will vest. All unvested RSUs and PSUs will automatically be forfeited.	None

	Short-Term Incentive—Cash(1)	2024 Plan and Outstanding RSU and PSU Grants(2)	Severance Pay and Benefits (Under Severance Policy or CIC Plan)(3)

Involuntary “Not for Cause” Termination (not under CIC)	None; see treatment under Severance Pay and Benefits (Under Severance Policy or CIC Plan) column.

RSUs and PSUs granted in October 2024 remain outstanding for a six-month period following such termination and eligible to vest if a “Qualifying Event” occurs during such period during which the applicable performance metrics are achieved.

All other unvested RSUs and PSUs will automatically be forfeited.

We will pay or provide (A) a lump sum payment equal to the prorated annual bonus for the year of termination based on actual company performance, (B) a lump sum payment equal to the sum of the participant’s monthly annual base salary and target monthly bonus in effect on the termination date multiplied by total number of years of continuous service (with a minimum of 12 years and capped at 24 years for the CEO and 18 years for all other NEOs), (C) a lump sum payment equal to total number of years of continuous service (with a minimum of 12 months and capped at 18 months) of 100% of the premium costs for employer- sponsored medical, dental and vision insurance benefits in effect on the termination date, and (D) participation in an outplacement program until the earlier of the participant’s subsequent full-time employment or 12 months following the termination date, subject to a maximum benefit of $20,000.

	Short-Term Incentive—Cash(1)	2024 Plan and Outstanding RSU and PSU Grants(2)	Severance Pay and Benefits (Under Severance Policy or CIC Plan)(3)

Death or Disability	Any earned payment based on actual 2025 performance under the terms of the EIP.

PSUs granted in October 2024 remain outstanding for a six-month period following such termination and eligible to vest if a “Qualifying Event” occurs during such period during which the applicable performance metrics are achieved.

All RSUs will immediately vest and the other PSUs will continue to vest and be paid at the applicable performance level achieved.

None
Voluntary Termination for Good Reason (not under CIC)	Any earned payment based on actual 2025 performance under the terms of the EIP.

RSUs and PSUs granted in October 2024 remain outstanding for a 6-month period following such termination and eligible to vest if a “Qualifying Event” occurs during such period during which the applicable performance metrics are achieved.

All other unvested RSUs and PSUs will automatically be forfeited.

None

(1)	Payment to be calculated and paid on the same basis and at the same time as the annual bonus payments to actively employed executives under the EIP. Our EIP generally provides that if a participant remains employed through the last date of the program year (which ended on December 26, 2025, the business day preceding the last day of our Fiscal Year 2025) and experiences a termination of employment following the expiration of the program year but before the payment date of the bonus for such period (other than in the event of a termination of employment by the Company for “cause”), the participant will remain eligible to receive the bonus for the completed program year based on actual performance. In addition, the NEOs are eligible for benefits under the Severance Policy and CIC Plan, as applicable, which likewise provide for the payment of prorated bonuses for the year in which termination occurs, as reflected in the table above. Both the Severance Policy and CIC Plan note that in no event will such policy or plan result in the duplication of payments or benefits provided to an NEO. Accordingly, the table above reflects that upon any termination “without cause,” the annual bonuses payable to our NEOs for the year in which such termination occurs would be paid pursuant to the terms of the Severance Policy or CIC Plan, as applicable.
(2)	Payments made under the 2024 Plan and respective RSU and PSU grant documents for the grants received in connection with our IPO related to a termination of employment are subject to the participant’s execution of a release of claims.

(3)	Severance benefits provided under the Severance Policy and the CIC Plan are subject to the participant’s execution of a release of claims and restrictive covenant agreement and are payable in a lump sum cash payment.

The following table summarizes the payments and benefits that would be made to the NEOs as of December 26, 2025, in the applicable circumstances noted in the table. For purposes of this analysis, we assumed:

a.	the last date of employment for the NEO is the last business day of our last fiscal year (December 26, 2025);
b.	annual base salary at termination is equal to the applicable NEO’s salary as of December 26, 2025; and
c.	annual target incentive at the time of the NEO’s termination of employment is equal to the NEO’s target incentive as of December 26, 2025.

		Accelerated
	Short-	Equity-
	Term	Based		Health
	Incentive	Awards	Severance	Premiums	Outplacement
	($)(1)	($)(2)	Pay ($)	($)	($)	Total ($)
Paul Bay
CIC (Without Termination)	—	4,651,859	—	—	—	4,651,859
CIC Termination	2,280,000	4,651,859	8,075,000	20,712	50,000	15,077,571
Voluntary Termination (with or without Good Reason)	2,608,489	—	—	—	—	2,608,489
Involuntary Not for Cause Termination	2,608,489	—	4,037,500	25,890	20,000	6,691,879
Death/Disability	2,608,489	4,651,859	—	—	—	7,260,348
Michael Zilis
CIC (Without Termination)	—	2,046,317	—	—	—	2,046,317
CIC Termination	1,031,084	2,046,317	3,780,640	16,911	50,000	6,924,952
Voluntary Termination (with or without Good Reason)	1,184,713	—	—	—	—	1,184,713
Involuntary Not for Cause Termination	1,184,713	—	2,835,480	25,367	20,000	4,065,560
Death/Disability	1,184,713	2,046,317	—	—	—	3,231,030
Augusto Aragone
CIC (Without Termination)	—	1,337,095	—	—	—	1,337,095
CIC Termination	537,289	1,337,095	2,353,838	29,411	50,000	4,307,633
Voluntary Termination (with or without Good Reason)	617,345	—	—	—	—	617,345
Involuntary Not for Cause Termination	617,345	—	1,667,302	41,665	20,000	2,346,312
Death/Disability	617,345	1,337,095	—	—	—	1,954,440
Scott Sherman
CIC (Without Termination)	—	1,450,024	—	—	—	1,450,024
CIC Termination	537,289	1,450,024	2,353,838	15,816	50,000	4,406,967
Voluntary Termination (with or without Good Reason)	617,345	—	—	—	—	617,345
Involuntary Not for Cause Termination	617,345	—	1,176,919	15,816	20,000	1,830,080
Death/Disability	617,345	1,450,024	—	—	—	2,067,369
(1)	All scenarios show the actual EIP payment amounts for Fiscal Year 2025, except that CIC Terminations show the target EIP amounts calculated using each applicable participant’s annual base salary immediately preceding the date of termination.
(2)	Represents the value of outstanding unvested RSUs that would accelerate and vest in the applicable scenario. PSUs granted pursuant to our 2024 Plan in October 2024 did not meet performance requirements to vest as of December 27, 2025, and are presumed to not meet the performance requirements within the required six months following departure and thus are not represented in any of the applicable scenarios set forth in the table.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following pay ratio information with respect to the fiscal year ended December 27, 2025. To identify the median of the annual total compensation of all our employees in 2025, as well as to determine the annual total compensation of our median employee and our CEO for 2025, we took the following steps:

We identified the median employee (excluding the CEO) as follows: (1) reviewed pay components for all employees globally as of October 15, 2025; (2) used total annual base pay (and allowances, as applicable) as the consistent compensation measure for all employees (annualized base pay for permanent employees hired during the year); and (3) calculated annual total compensation for both the CEO and the median employee in accordance with SEC Summary Compensation Table rules.

The following are the results of our analysis:

•	The total annual compensation for our median employee (other than our CEO) was $43,104;
•	The annual total compensation of our CEO was $9,665,531; and
•	The ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees is 224 to 1. We believe this ratio is a reasonable estimate calculated in a manner consistent with the rules of the SEC.

Pay Versus Performance

The following table provides information regarding “Compensation Actually Paid” to our NEOs as that term is determined and defined under SEC rules. It does not reflect compensation actually earned, realized, or received by the Company’s NEOs. In determining “Compensation Actually Paid,” the Company is required to make various adjustments to amounts previously reported in the Summary Compensation Table.

Value of Initial
Fixed $100
Investment
based on:(2)
			Average	Average
	Summary		Summary	Compensation
	Compensation	Compensation	Compensation	Actually Paid
	Table Total	Actually Paid	Table Total for	to Other		Peer		Adjusted
	for CEO(1)	to CEO(1)	Other NEOs(1)	NEOs(1)	INGM	Group	Net Income	EBITDA
Year	($)	($)	($)	($)	TSR ($)	TSR ($)	($Millions)(3)	($Millions)(4)
2025	9,665,531	11,766,084	2,426,241	3,367,849	91.35	96.27	327.9	1,357.8
2024	17,463,003	16,147,130	7,808,794	7,218,356	79.63	99.17	264.2	1,318.6
(1)	This table presents pay versus performance information for the following executive officers:

Fiscal Year	CEO	Other NEOs
2025	Paul Bay	Michael Zilis, Scott Sherman, and Augusto Aragone
2024	Paul Bay	Michael Zilis, Scott Sherman, Augusto Aragone, and Alain Monié

2025 and 2024 Compensation Actually Paid reflects the following adjustments to the applicable amounts in the “Summary Compensation Table” (“SCT”):

Adjustments to Determine Compensation “Actually Paid” for CEO:

	2025	2024
Total Reported in SCT	$9,665,531	$17,463,003

Less, Fair Value of “Stock Awards” Reported in SCT	($6,068,927)	($13,929,018)

Plus, Year-End Fair Value of Awards Granted During the Year that were Unvested and Outstanding as of Year-End(a)	$6,749,251	$7,948,947

Plus, Fair Value of Awards Granted During the Year that Vested During the Year as of the Vesting Date	—	$4,664,198

Plus (or Minus) the Increase (or Deduction) for the Change in Fair Value from Prior Year-End to Current Year-End of Awards Granted Prior to the Year that were Outstanding and Unvested as of Year-End(b)	$1,331,186	—

Plus (or Minus) the Increase (or Deduction) for the Change in Fair Value from Prior Year-End to Vesting Date of Awards Granted Prior to the Year that Vested During the Year(c)	$89,043	—

Less, the Fair Value of Awards that were Granted Prior to the Year that were Forfeited During the Year	—	—

Plus, the Incremental Fair Value of any Awards Modified During the Year	—	—

Plus, any Dividends or Other Earnings Paid During the Year Prior to the Vesting Date of the Award.	—	—

Total Adjustments	$11,766,084	$16,147,130

Adjustments to Determine Average Compensation “Actually Paid” for Non-CEO NEOs:

	2025	2024
Total Reported in SCT	$2,426,241	$7,808,794

Less, Fair Value of “Stock Awards” Reported in SCT	($885,041)	($6,742,639)

Plus, Year-End Fair Value of Awards Granted During the Year that were Unvested and Outstanding as of Year-End(a)	$984,254	$3,577,315

Plus, Fair Value of Awards Granted During the Year that Vested During the Year as of the Vesting Date	—	$2,574,886

Plus (or Minus) the Increase (or Deduction) for the Change in Fair Value from Prior Year-End to Current Year-End of Awards Granted Prior to the Year that were Outstanding and Unvested as of Year-End(b)	$789,580	—

Plus (or Minus) the Increase (or Deduction) for the Change in Fair Value from Prior Year-End to Vesting Date of Awards Granted Prior to the Year that Vested During the Year(c)	$52,815	—

Less, the Fair Value of Awards that were Granted Prior to the Year that were Forfeited During the Year	—	—

Plus, the Incremental Fair Value of any Awards Modified During the Year	—	—

Plus, any Dividends or Other Earnings Paid During the Year Prior to the Vesting Date of the Award.	—	—

Total Adjustments	$3,367,849	$7,218,356

(a)	Represents the fair value as of the indicated fiscal year-end of RSU and PSU awards granted during the fiscal year that remained outstanding and unvested as of fiscal year-end. Fair values are computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the applicable fiscal year. For PSUs granted in 2024, calculated assuming the probable outcome of market conditions on December 26, 2025, using a Monte Carlo simulation model.
(b)	Represents the change in fair value, measured from the prior fiscal year-end to the current fiscal year-end, of RSU and PSU awards granted in a prior fiscal year that remained outstanding and unvested as of the current fiscal year-end. Fair values are computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the applicable fiscal year.
(c)	Represents the change in fair value, measured from the prior fiscal year-end to the vesting date, of each RSU and PSU award that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(2)

The peer group total shareholder return (“TSR”) is calculated using the peer group shown in the Stock Price Performance Graph in the Company’s 2025 Annual Report on Form 10-K pursuant to Item 201(e) of Regulation S-K. For 2025. We have updated the peer group used for purposes of this Pay Versus Performance disclosure to the peer group used for our Stock Price Performance Graph in the Company’s 2025 Annual Report on Form 10-K, which is comprised of: Arrow Electronics, Avnet, CDW Corporation, Climb Global Solutions, Dell Technologies, ePlus, Insight Enterprises, PC Connection, ScanSource, and TD Synnex. In 2024, we used the peer group used for compensation purposes, as described in our 2025 annual Proxy Statement. This change will provide consistency between the presentation of peer group TSR in our future annual reports on Form 10-K and proxy statements. The comparison assumes $100 was invested for the period starting October 24, 2024, our IPO date, through the end of Fiscal Year 2025 (the “Measurement Period”) in both the Company and its peer group. Historical stock performance is not necessarily indicative of future stock performance. Using the same calculation methodology noted above, the TSR for the 2024 peer group for Fiscal Year 2025 is $120.75. Our 2024 peer group was comprised of: Archer-Daniel-Midland, Arrow Electronics, Inc., Avnet, Inc., Best Buy, Bunge, Cardinal Health, CDW, Cencora, Inc., DXC Tech, Insight Enterprises, McKesson Corporation, Performance Food Group, Sysco, TD Synnex Corporation, United Natural Foods, W.W. Grainger, Inc., and WESCO International, Inc. The Company TSR for 2024 has been corrected to $79.63. Our 2025 annual Proxy Statement reported Company TSR for 2024 as $98.58, which was the third quarter TSR. Further, the Company’s 2025 Annual Report on Form 10-K, pursuant to Item 201(e) of Regulation S-K, reported Company TSR as $90.30 and peer group TSR as $89.49 for 2025, when it should have reported Company TSR as $91.35 and peer group TSR as $96.27, respectively.

(3)	Reflects Net Income in our Consolidated Statements of Income included in our Annual Reports on Form 10-K for each of the Fiscal Years ended December 27, 2025 and December 28, 2024.
(4)

Adjusted EBITDA and Non-GAAP EBITDAR are the Company-selected measures for Fiscal Years 2025 and 2024, respectively. In our 2025 Proxy Statement, we reported Non-GAAP EBITDAR as our Company-selected measure. We determined Adjusted EBITDA to be the most important financial performance measure used to link Compensation Actually Paid to Company performance in 2025. This performance measure may not have been the most important financial performance measure in prior years, and we may determine a different financial performance measure to be the most important financial performance measure in future years. For more information about this measure, including how it is calculated from our audited financial statements, see Appendix A to this Proxy Statement.

Relationship Between Compensation Actually Paid and Total Shareholder Return and Peer Group Total Shareholder Return

The following chart sets forth the relationship among: (i) Compensation Actually Paid to our CEO and the average of Compensation Actually Paid to the Other NEOs, (ii) the Company’s total shareholder return (“TSR”) over the Measurement Period, and (iii) the Peer Group TSR over the Measurement Period.

Company Cumulative TSR Versus Peer Group TSR Versus CEO and Average Other NEO Compensation Actually Paid

Relationship Between Compensation Actually Paid and Net Income

The following chart sets forth the relationship between: (i) Compensation Actually Paid to our CEO and the average of Compensation Actually Paid to the Other NEOs and (ii) our Net Income over the Measurement Period:

Company CEO and Average Other NEO Compensation Actually Paid Versus Net Income

Relationship Between Compensation Actually Paid and Adjusted EBITDA

The following chart sets forth the relationship between: (i) Compensation Actually Paid to our CEO and the average of Compensation Actually Paid to the Other NEOs and (ii) our Adjusted EBITDA over the Measurement Period.

Company CEO and Average Other NEO Compensation Actually Paid Versus Adjusted EBITDA

Most Important Financial Performance Measures

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our NEOs for 2025 to Company performance. For more information about these measures, see “Compensation Discussion and Analysis—What Is Rewarded.” The measures in these tables are not ranked.

Most Important Financial Performance Measures for 2025
Adjusted EBITDA
Non-GAAP Net Income
Adjusted Return on Invested Capital
Adjusted Free Cash Flow

Director Compensation

Our Board sets the compensation for the Company’s non-employee directors. In connection with our IPO in October 2024, our Board approved a non-employee director compensation policy that applies to all of our non-employee directors (other than any member of the Board affiliated with Platinum). The Compensation Committee reviewed this policy in November 2025 and did not recommend any changes. This compensation policy provides that each such non-employee director receives the following compensation for service on our Board:

●	Annual cash retainer of $100,000 for each non-employee director, paid in quarterly installments;
●	Additional cash retainer for the Chair of the Audit Committee of $35,000 for service as chairperson of the Audit Committee, paid in quarterly installments;
●	An annual restricted stock unit award to be granted on the date of the Company’s annual meeting of stockholders with a grant date value of $185,000, with all of the shares of our Common Stock subject to the award vesting on the earlier of either the date of the Company’s next annual meeting of stockholders or the one-year anniversary of the date of the grant.

We will also reimburse our directors for reasonable and necessary out-of-pocket expenses incurred in attending board and committee meetings or performing other services for us in their capacities as directors.

Director Compensation Table

The following table summarizes the compensation paid to the Company’s non-employee directors for Fiscal Year 2025. Craig Ashmore became eligible to receive non-employee director compensation effective March 1, 2026.

	Fees Earned or	Stock Awards
Name	Paid in Cash ($)	($)(1) (2)	Total ($)
Alain Monié	100,000	184,993	284,993
Felicia Alvaro	135,000	184,993	319,993
Jakki Haussler	100,000	184,993	284,993
Leslie Heisz	100,000	184,993	284,993
Sharon Wienbar	100,000	184,993	284,993
(1)	The non-employee directors listed in the table above held the following aggregate number of unvested RSUs as of the end of Fiscal Year 2025:

Number of Shares
Subject to Unvested
Name	RSUs (#)
Alain Monié	9,615
Felicia Alvaro	9,615
Jakki Haussler	9,615
Leslie Heisz	9,615
Sharon Wienbar	9,615
(2)	Represents 9,615 RSUs granted under the 2024 Plan on June 4, 2025, based on the closing price as of June 3, 2025 of $19.24 per unit; this was the price used to determine the number of shares to grant the target value of $185,000.

Director Stock Ownership Requirements

We have adopted director stock ownership guidelines with the objective of more closely aligning the interests of our directors with those of our stockholders. The minimum number of shares of the Company’s Common Stock that the director stock ownership guidelines require non-employee directors (including Mr. Ashmore but excluding any member of the Board affiliated with Platinum) to hold while serving in their capacity as directors is the director base compensation (currently $100,000) multiplied by five (5), divided by the fair market value of the Company’s Common Stock. For purposes of the director stock ownership guidelines, the fair market value of the Company’s Common Stock is the average closing price per share of the Company’s Common Stock as reported on the NYSE for the most recent sixty-three (63) trading days ending with the determination date. During the period of time between a non-employee director becoming subject to the stock ownership guidelines and his or her satisfaction of the then-applicable stock ownership requirement, such non-employee is required to retain 50% of the net shares resulting from the vesting of any equity incentive awards (with “net shares” deemed to be those shares that remain after the deduction of a fixed estimated tax rate of 50%). With the exception of Mr. Monié, none of our non-employee directors had yet met the stock ownership guidelines as of the date of this Proxy Statement.

Proposal 3: Ratification of Independent Registered Public Accounting Firm for Fiscal Year 2026

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm to audit our consolidated financial statements for Fiscal Year 2026. PwC has served continuously as our auditors since at least 1994. The Audit Committee believes that PwC is knowledgeable about the Company’s operations and accounting practices and is well qualified to act as the Company’s independent registered public accounting firm. Representatives of PwC are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

The Board has endorsed the selection of PwC. Although ratification of the selection of PwC by stockholders is not required by law, the Board is submitting the selection of PwC to our stockholders for ratification as a matter of good corporate governance. If stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain PwC. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board Recommends a Vote “FOR” the Ratification of the Selection of PwC as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2026

Audit Committee Matters

Report of the Audit Committee

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC, and such information shall not be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this report by reference in such filing.

The Audit Committee assists the Board with oversight of accounting functions and internal controls. The Audit Committee members do not themselves prepare the financial statements, perform audits, or serve as accountants or auditors of Ingram Micro’s financial statements. The Company’s management is responsible for establishing and maintaining internal controls over financial reporting, the preparation of the Company’s consolidated financial statements, and the financial reporting process. The Company’s independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”).

In this context, the Audit Committee has met with management and representatives of PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, and reviewed and discussed the audited financial statements for the fiscal year ended December 27, 2025 (Fiscal Year 2025). The Audit Committee has also discussed with representatives of PwC the matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission (the “SEC”). In addition, the Audit Committee has received the written disclosures from PwC required by the applicable requirements of the PCAOB regarding PwC’s communication with the Audit Committee concerning independence and has discussed with PwC their independence.

Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2025, for filing with the SEC.

Respectfully submitted by the Audit Committee:

Felicia Alvaro (Chair)
Leslie Heisz
Sharon Wienbar

Auditor Fees and Services

The following table presents the aggregate fees for professional services rendered for us by PwC for Fiscal Year 2025 and Fiscal Year 2024:

Services provided	2025	2024
Audit	$12,465,203	$15,305,635
Audit related	1,272,022	250,000
Tax	1,561,091	1,246,644
All Other Fees	—	—
Total	$15,298,316	$16,802,279

Audit Fees: The aggregate fees billed for Fiscal Year 2025 and Fiscal Year 2024 were for professional services rendered for the audits of our consolidated financial statements, registration statements and comfort letters, statutory audits of our subsidiaries, reviews of our interim consolidated financial statements, and services provided in connection with statutory and regulatory filings. Accordingly, the amounts disclosed above may include fees billed in the reported fiscal year for services related to the audit of the prior fiscal year and may not correspond precisely to the period in which the related services were performed.

Audit Related Fees: The aggregate fees billed for Fiscal Year 2025 and Fiscal Year 2024 were for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and that are not reported as audit fees.

Tax Fees: The aggregate fees billed for Fiscal Year 2025 and Fiscal Year 2024 were primarily for professional services rendered relating to domestic and foreign tax compliance and consulting services.

All Other Fees: Not applicable

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established policies and procedures for preapproving audit and non-audit services. Under these procedures, the Audit Committee annually preapproves the type and scope of services to be provided by our registered public accounting firm, PwC, as well as the estimated associated fees related to such services. All services listed in the table above were approved in accordance with these established policies and procedures. When granting preapproval, the Audit Committee evaluates how the nature of the services and related costs may affect the independence of the registered public accounting firm. To ensure compliance with SEC rules and regulations, the Audit Committee confirms, prior to preapproving services, that such services and fees are aligned with maintaining the independence of the registered public accounting firm.

Certain Relationships and Related Person Transactions

Related Party Transactions Policy

We have adopted a written policy with respect to the review, approval and ratification of related person transactions to assist our Board in reviewing and taking appropriate action concerning related person transactions and assist us in preparing the disclosure that the SEC rules require to be included in our applicable filings as required by the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act and their related rules. This policy is intended to supplement, and not to supersede, our other policies that may be applicable to or involve transactions with related persons, such as our policies for determining director independence and our Code of Conduct and conflicts of interests policies. The policy covers any financial transaction, arrangement, or relationship or any series of similar transactions, arrangements, or relationships (including indebtedness and guarantees of indebtedness and transactions involving employment and similar relationships) involving the Company and any director, nominee or executive officer, or any immediate family member thereof, or any greater than 5% beneficial owner of our voting securities, in each case, having a direct or indirect material interest in such transaction. Any such transaction must be approved or ratified by our Audit Committee unless our Board in its discretion designates another independent body consisting solely of independent directors to approve or ratify such transactions. The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our stockholders, as the Audit Committee determines in good faith.

Transactions with Related Persons

Investor Rights Agreement

In connection with the IPO, we entered into an Investor Rights Agreement with Platinum (the “Investor Rights Agreement”) and we amended and restated our Certificate of Incorporation. At each annual meeting of our stockholders (and in connection with any election by written consent or special meeting for the election of directors) for which Platinum has nominated an individual for election to our Board, (i) we will include each such nominee as a nominee for election as a director, (ii) we will use all reasonable best efforts to cause the election as a director of each such nominee including, to the fullest extent permitted by applicable law, soliciting proxies in favor of the election of such nominee and (iii) we will take all action within our power to cause each such nominee to be included as a nominee recommended by our Board to our stockholders for election as a director, unless our Board determines that making such recommendation would be inconsistent with the directors’ fiduciary duties under applicable law. The Investor Rights Agreement and our Certificate of Incorporation grant Imola JV Holdings, L.P. (the “Platinum Stockholder”) the right to nominate for election to our Board no fewer than that number of directors that would constitute: (i) a majority of the total number of directors so long as the Platinum Stockholder and Platinum collectively beneficially own at least 50% of the then-outstanding capital stock of the Company; (ii) 40% of the total number of directors so long as the Platinum Stockholder and Platinum collectively beneficially own at least 40% but less than 50% of the then-outstanding capital stock of the Company; (iii) 30% of the total number of directors so long as the Platinum Stockholder and Platinum collectively beneficially own at least 30% but less than 40% of the then-outstanding capital stock of the Company; (iv) 20% of the total number of directors so long as the Platinum Stockholder and Platinum collectively beneficially own at least 20% but less than 30% of the then-outstanding capital stock of the Company; and (v) 10% of the total number of directors so long as the Platinum Stockholder and Platinum collectively beneficially own at least 5% but less than 20% of the then-outstanding capital stock of the Company. For purposes of calculating the number of directors that the Platinum Stockholder will be entitled to nominate pursuant to the formula outlined above, any fractional amounts shall automatically be rounded up to the nearest whole number. Unless otherwise agreed by the Platinum Stockholder, for so long as the Platinum Stockholder retains the right to nominate a person to our Board, each committee of the Board will include at least one of the director candidates designated by the Platinum Stockholder, except to the extent such membership would violate applicable securities laws or stock exchange or stock market rules or where the sole purpose of such committee is to address actual or potential conflicts of interest between us and Platinum. If (i) a vacancy is created at any time by the death, resignation, removal (with or without cause) or by any other cause of a Platinum Stockholder nominee and (ii) the number of directors nominated by the Platinum Stockholder is less than the number that the Platinum Stockholder is entitled to nominate under our Certificate of Incorporation or the Investor Rights Agreement, then such vacancy may be filled only by the Platinum Stockholder unless otherwise agreed by the Platinum Stockholder.

The Investor Rights Agreement grants Platinum certain customary demand registration rights, as well as “piggyback” registration rights, with respect to shares of our Common Stock. In addition, the Investor Rights Agreement provides that if we retain Platinum Advisors to provide corporate and advisory services to us, then we will reimburse Platinum Advisors for all third party costs incurred in rendering such services and indemnify Platinum Advisors and its officers, directors, managers, employees, affiliates, agents, and other representatives, to the fullest extent permitted by law, against all liabilities, costs, and expenses incurred in connection with such services other than if and to the extent that such liabilities, costs, and expenses arise as a result of the gross negligence, bad faith, fraud, or willful misconduct of Platinum Advisors.

Certain Relationships with Platinum

From time to time, Platinum and/or its affiliates have entered into, and may continue to enter into, arrangements with us to use our products and services. We believe that all such arrangements have been entered into in the ordinary course of business and have been negotiated on commercially reasonable terms.

Indemnification Agreements

In connection with the IPO, we entered into indemnification agreements with each of our directors and officers. These agreements require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permissible under Delaware law against liabilities that may arise by reason of their service to us or at our direction, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable.

.

Security Ownership

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 19, 2026, information regarding beneficial ownership of our capital stock by the following individuals or entities:

●	each person, entity or group of affiliated persons, known by us to beneficially own more than 5% of our voting securities;
●	each of our NEOs;
●	each of our directors; and
●	all of our executive officers and directors as a group.

To our knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The number of securities shown represents the number of securities the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. As of March 19, 2026, there were 231,646,534 shares of the Company’s Common Stock outstanding.

Unless otherwise noted below, the address for each of the stockholders in the table below is c/o Ingram Micro Holding Corporation, 3351 Michelson Drive, Suite 100, Irvine, CA 92612.

	Number of
	Shares
	Beneficially	Percentage
Beneficial owner	Owned(2)	of Class
5% Stockholders:
Investment vehicles affiliated with Platinum Equity, LLC(1)	198,452,855	85.7%
Named Executive Officers and Directors:
Felicia Alvaro	15,393	(*)
Augusto Aragone	119,655	(*)
Craig Ashmore	—	(*)
Paul Bay	316,383	(*)
Christian Cook	46,000	(*)
Jakki Haussler	8,409	(*)
Leslie Heisz	8,409	(*)
Bryan Kelln	—	(*)
Jacob Kotzubei	—	(*)
Matthew Louie	—	(*)
Alain Monié	1,335,793	(*)
Scott Sherman	146,014	(*)
Mary Ann Sigler	7,500	(*)
Sharon Wienbar	8,409	(*)
Eric Worley	—	(*)
Michael Zilis	182,261	(*)
Executive Officers and Directors as a group (16 persons)	2,194,226	(*)

* Less than 1%

(1)Ingram Holdco, LLC is the record holder of 178,826,532 shares of our Common Stock. Imola JV Holdings, L.P., which is the sole member of Ingram Holdco, LLC, is the record holder of 19,626,323 shares of our Common Stock. Tom Gores is the manager of Platinum Equity, LLC, which is the sole member of Platinum Equity Investment Holdings, LLC, which is the sole member of Platinum Equity Investment Holdings IC (Cayman), LLC which is the general partner of Platinum Equity InvestCo, L.P., which is the sole member of Platinum Equity Investment Holdings V, LLC, which is the sole member of Platinum Equity Partners V, LLC, which is the general partner of Platinum Equity Partners V, L.P., which is the general partner of Imola JV Holdings, L.P. By virtue of these relationships, each of these entities and Mr. Gores may be deemed to share beneficial ownership of the securities held of record by Imola JV Holdings, L.P. and Ingram Holdco, LLC. The business address of each of the entities named herein and Mr. Gores is 360 North Crescent Drive, South Building, Beverly Hills, CA 90210. Based on information provided to us, as of the date of Proxy Statement, Ingram Holdco, LLC has pledged 178,826,532 shares of our Common Stock pursuant to a margin loan agreement and related documentation on a non-recourse basis. Ingram Holdco, LLC has informed the Company that the margin loan agreement contains customary default provisions and that in the event of a default under the margin loan agreement the secured parties may foreclose upon any and all shares of our Common Stock pledged to them. See “Risk Factors—Risks Related to Ownership of Our Common Stock — If we or Platinum sell shares of our Common Stock or are perceived by the public markets as intending to sell them, the market price of our Common Stock could decline,” in our Annual Report on Form 10-K for the fiscal year ended December 27, 2025.

(2)There are no shares of Company Common Stock to be issued upon the vesting of RSUs within sixty (60) days of March 19, 2026 for any of the current directors and executive officers individually or as a group.

Section 16(A) Reports

Section 16(a) of the Exchange Act requires that the Company’s executive officers and Directors, and any persons beneficially owning more than 10% of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership with the SEC within specified time periods. To the Company’s knowledge, based upon a review of the copies of the reports furnished to the Company and written representations by Directors and executive officers that no other reports were required, all Directors, executive officers and persons beneficially owning more than 10% of our common stock timely filed reports required under Section 16(a) of the Exchange Act for the year ended December 27, 2025.

Equity Compensation Plan Information

As of December 27, 2025, the Company maintained only one equity compensation plan, the 2024 Stock Incentive Plan, under which its equity securities were authorized for issuance to its officers, employees, and directors. The 2024 Stock Incentive Plan was approved by the Company’s stockholders. The number of shares to be issued upon exercise or vesting of grants issued under, and the number of shares remaining available for future issuance under, our 2024 Stock Incentive Plan as of December 27, 2025, were as follows:

Number of
Securities
Remaining
	Number of		Available for
	Securities to be	Weighted	Future Issuance
	Issued Upon	Average	under Equity
	Exercise of	Exercise Price of	Compensation
	Outstanding	Outstanding	Plans (excluding
	Options,	Options,	securities
	Warrants and	Warrants and	reflected in
	Rights(1)	Rights	column (a))
	(a)	(b)	(c)
Plan category
Equity compensation plans approved by security holders	5,757,288	$—	13,517,211
Equity compensation plans not approved by security holders	—	$—	—
Total	5,757,288	$—	13,517,211
(1)	Includes performance restricted stock units and time-vesting restricted stock units, which do not have exercise prices.

General Information

Questions and Answers (Q&A)

Your vote at the Annual Meeting is important. To ensure your participation at the Annual Meeting, we encourage you to read the below Q&A to fully understand this Proxy Statement, the Annual Meeting, and how to vote.

Q. How do we refer to Ingram Micro in this Proxy Statement?

The terms “Ingram Micro,” “our Company,” “the Company,” “us,” “we,” and “our” refer to Ingram Micro Holding Corporation, a Delaware corporation and its consolidated subsidiaries.

Q. How do I attend the Annual Meeting?

Our Annual Meeting will be held virtually on Wednesday, May 13, 2026, at 8:30 am (Pacific), at www.virtualshareholdermeeting.com/INGM2026.

Q. What is the purpose of the Annual Meeting?

At the Annual Meeting, the stockholders will consider and vote on the three Proposals set forth on page 1.

Q. What is included in the proxy materials?

The proxy materials include this Proxy Statement, form of proxy, and our Company’s Annual Report to stockholders for Fiscal Year 2025. On or about March 26, 2026, we sent a Notice of Internet Availability of Proxy Materials to stockholders. Instructions on how to access the proxy materials over the internet can be found in the Notice. Stockholders may also request to receive the proxy materials in printed form by mail or electronically by email.

Q. Who can vote at the Annual Meeting?

Only stockholders who owned shares of the Company’s Common Stock at the close of business on March 19, 2026 (the “Record Date”), can vote at the Annual Meeting. On the Record Date, there were 231,646,534 shares of Common Stock outstanding and entitled to vote. Each holder of Common Stock is entitled to one vote for each share held as of the Record Date. There is no cumulative voting in the election of directors.

Q. Is my vote important?

Your vote as a stockholder is important. Please vote as soon as possible to ensure that your vote is recorded.

Q. What is the difference between a stockholder of record and a beneficial owner of shares held in “street name”?

●	Stockholder of Record. If your shares are registered directly in your name, you are a stockholder of record.
●	Beneficial Owner of Shares Held in “Street Name.” If your shares are held in an account at a brokerage firm, bank, or other nominee, you are a beneficial owner of shares held in street name.

Q. How do I vote?

You may vote your shares at the Annual Meeting in any of the following ways:

●	Vote by Internet. Stockholders of record may vote or submit proxies by following the internet voting instructions described in the Notice of Internet Availability of Proxy Materials. Beneficial stockholders may vote by accessing the website specified on the voting instruction form provided by their brokers, banks or nominees rather than following the instructions on the proxy materials. Please check the voting instruction form for internet voting availability. The deadline for internet voting is 11:59 pm (Eastern), the day before the meeting date.
●	Vote by Telephone. Stockholders of record may vote or submit proxies by following the telephone voting instructions described in the Notice of Internet Availability of Proxy Materials. Beneficial stockholders may provide voting instructions by telephone by calling the number specified on the voting instruction form provided by their brokers, banks, or nominees rather than following instructions in the proxy materials. Please check the voting instruction form for telephone voting availability. Please be aware that, if you submit voting instructions by telephone, you may incur costs such as telephone access charges for which you will be responsible. The deadline for voting by telephone is 11:59 pm (Eastern), the day before the meeting date.
●	Vote by Mail. If you have requested and receive paper copies of our proxy materials by mail, you may vote by dating, signing, and returning your proxy card in the postage-prepaid return envelope provided. Sign your name exactly as it appears on the proxy. Beneficial stockholders may provide voting instructions by mail by completing, signing, and dating the voting instruction forms provided by their brokers, banks, or other nominees.
●	Vote at the Annual Meeting. To participate in the Annual Meeting, including to vote, stockholders of record must access the meeting website at www.virtualshareholdermeeting.com/INGM2026 and enter the 16-digit control number found on the Notice of Internet Availability of Proxy Materials or on the proxy card provided to you with this Proxy Statement, or that is set forth within the body of the email sent to you with the link to this Proxy Statement. If your shares are held in street name and your Notice of Internet Availability of Proxy Materials or voting instruction form indicates that you may vote those shares through the www.proxyvote.com website, then you may access, participate in, and vote at the Annual Meeting with the 16-digit control number indicated on that Notice of Internet Availability of Proxy Materials or voting instruction form. Otherwise, stockholders who hold their shares in street name should contact their bank, broker, or other nominee (preferably at least five days before the Annual Meeting) and obtain their 16-digit control number.

Q. How do I vote if I am a beneficial stockholder with shares held in street name?

If you are the beneficial stockholder, you are entitled to instruct your broker (or other nominee) on how to vote your shares. Your broker will provide you with information regarding how to instruct your broker to vote your shares.

Q. How do I revoke my proxy?

You can revoke your proxy at any time before the Annual Meeting by delivering to the Secretary of the Company a written revocation bearing a later date than the proxy or submitting a proxy bearing a later date by the voting methods described above. You may also revoke your proxy by voting at the Annual Meeting. If you are a beneficial stockholder, you can revoke your proxy by contacting the broker, bank, or other nominee that holds your shares or by voting at the Annual Meeting.

Q. If I vote by proxy, how will my vote be cast? How will my shares be voted if I do not give specific voting instructions when I deliver my proxy?

The shares represented by any proxy solicited will be voted in accordance with the stockholder’s directions. If you return your proxy but do not specify your voting preferences, we will vote the shares as recommended by the Board. If you are a beneficial owner, your broker is required to vote those shares in accordance with your instructions. If you do not instruct your broker on how to vote your shares, your broker will only be entitled to vote your shares on “discretionary” matters as described below, but will not be permitted to vote shares with non-routine matters.

Q. What is a “broker non-vote"?

A broker non-vote occurs when beneficial owners do not provide voting instructions, and the broker, bank, or other nominee does not have the discretion to vote. Under NYSE rules, brokers are prohibited from exercising discretionary voting on “non-routine” matters. Only the ratification of the appointment of PwC as the independent registered public accounting firm is a routine matter for which brokers may vote. Therefore, we encourage all beneficial owners to provide voting instructions to your broker or nominee to ensure that your shares are voted at the Annual Meeting.

Q. What vote is required to approve each proposal?

Election of Directors

Pursuant to our Bylaws, a director nominee must be elected by a plurality of the votes cast by the stockholders present or represented by proxy at the Annual Meeting and entitled to vote. The nominees receiving the largest number of FOR votes will be elected as directors. If you do not instruct your broker on how to vote on this matter, your broker may not vote your shares with respect to the election of directors. Broker non-votes will not count as votes FOR or AGAINST this proposal, thus not affecting the outcome of this proposal. A vote to ABSTAIN will not have an effect on the result of the vote for Proposal 1.

Advisory Vote on Executive Compensation

The affirmative vote of a majority of shares present or represented by proxy at the Annual Meeting and entitled to vote on such matter is required to approve Proposal 2. Broker non-votes will not affect the outcome of this proposal. A vote to ABSTAIN will have the same effect as a vote cast AGAINST for purposes of Proposal 2.

Ratification of PwC as our Independent Auditor for Fiscal Year 2026

The affirmative vote of a majority of shares present or represented by proxy at the Annual Meeting and entitled to vote on such matter is required to approve Proposal 3. Proposal 3 is a “routine matter” for which a broker does have discretionary authority to vote. If you do not instruct your broker how to vote with respect to Proposal 3, your broker may still vote your shares in its discretion. A vote to ABSTAIN will have the same effect as a vote cast AGAINST Proposal 3.

Q. How will the votes cast at our Annual Meeting be counted?

Broadridge Financial Solutions, Inc. and our independent inspector of elections will tabulate the votes at the Annual Meeting. The vote on each matter submitted to stockholders will be tabulated separately.

Q. Where can I find the voting results of our Annual Meeting?

Preliminary results will be announced during the Annual Meeting. Final voting results will be reported in the Current Report on Form 8-K filed with the SEC within four business days after the end of our Annual Meeting.

Q. How many shares must be present to hold the Annual Meeting?

According to our Bylaws, holders of a majority of the voting power of the outstanding stock entitled to vote must be present or represented by proxy in order for us to conduct the Annual Meeting. This constitutes a quorum. Abstentions or broker non-votes will be counted for determining the presence of a quorum for the Annual Meeting.

Q. When will Ingram Micro next hold an advisory vote on the frequency of “say-on-pay" votes?

Ingram Micro will hold its next advisory vote on the frequency of “say-on-pay" votes at the 2031 Annual Meeting.

Q. How are proxies solicited?

We are bearing the cost of preparing, assembling, and mailing the enclosed form of proxy. Solicitation may be made by mail, telephone, or in-person. At this time, we have not engaged a proxy solicitor.

Q. How do I submit questions at the Annual Meeting?

During the meeting, stockholders may submit written questions via www.virtualshareholdermeeting.com/INGM2026.

Q. What is “householding”?

The SEC allows for “householding,” a procedure under which stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless any of these stockholders notify us otherwise. If you receive a single copy of our proxy materials as a result of householding, and you would like a separate copy be mailed to you, please submit a request to our Corporate Secretary at Ingram Micro Holding Corporation, 3351 Michelson Dr., Suite 100, Irvine, CA 92612, Attention: Corporate Secretary, or call our Investor Relations department at (714) 566-1000. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

Other Matters

Annual Report on Form 10-K

The proxy materials, including Ingram Micro’s 2025 Annual Report, are available at https://ir.ingrammicro.com/. You may also obtain, free of charge, a copy of the Company’s Annual Report on Form 10-K for Fiscal Year 2025, as filed with the SEC, via the Company’s website at https://ir.ingrammicro.com/, or upon written request addressed to Investor Relations, Ingram Micro Holding Corporation, 3351 Michelson Dr., Suite 100, Irvine, CA 92612.

Stockholder List

A list of stockholders of record as of March 19, 2026, will be available for inspection during ordinary business hours at our executive offices in Irvine, CA, for ten (10) days prior to the Annual Meeting.

Proposals for Inclusion in Our Proxy Statement for the 2027 Annual Meeting

The submission of a stockholder proposal or director nomination does not guarantee that it will be included in our Proxy Statement. See the discussion above, “Corporate Governance–Stockholder Proposals,” for deadlines involved in proposals for inclusion in our proxy statement for the 2027 Annual Meeting.

Appendix A

Definitions of Non-GAAP Measures and

Reconciliations to Most Comparable GAAP Measures

(unaudited)

•	We define adjusted EBITDA as EBITDA (calculated as net income before net interest expense, income taxes, depreciation and amortization expenses) adjusted to give effect to (i) restructuring costs incurred primarily related to employee termination benefits in connection with actions to align our cost structure in certain markets, (ii) net realized and unrealized foreign currency exchange gains and losses including net gains and losses on derivative instruments not receiving hedge accounting treatment, (iii) costs of integration, transition, and operational improvement initiatives, as well as consulting, retention and transition costs associated with our organizational effectiveness programs charged to selling, general and administrative expenses, (iv) the advisory fees paid to Platinum Advisors under the Corporate Advisory Services Agreement (“CASA”) that was in effect until its termination in October 2024, (v) cash-based compensation expense associated with our cash-based long-term incentive program for certain employees in lieu of equity-based compensation prior to the IPO, (vi) stock-based compensation expense for restricted stock units issued in connection with our IPO, and (vii) certain other items as defined in our credit agreements.

•	We define adjusted free cash flow as net income adjusted to give effect to (i) depreciation and amortization, (ii) other non-cash items and changes to non-working capital assets/liabilities, (iii) changes in working capital, (iv) proceeds from the deferred purchase price of factored receivables, and (v) capital expenditures.

•	We define non-GAAP net income as net income adjusted to give effect to (i) amortization of intangibles, (ii) restructuring costs incurred primarily related to employee termination benefits in connection with actions to align our cost structure in certain markets, (iii) net realized and unrealized foreign currency exchange gains and losses including net gains and losses on derivative instruments not receiving hedge accounting treatment, (iv) costs of integration, transition, and operational improvement initiatives, as well as consulting, retention and transition costs associated with our organizational effectiveness programs charged to selling, general and administrative expenses, (v) the advisory fees paid to Platinum Advisors under the CASA, (vi) cash-based compensation expense associated with our cash-based long-term incentive program for certain employees in lieu of equity-based compensation prior to our IPO, (vii) stock-based compensation expense for restricted stock units issued in connection with our IPO, (viii) certain other items as defined in our credit agreements, (ix) the GAAP tax provisions for and/or valuation allowances on items (i), (ii), (iii), (iv), (v), (vi), (vii), and (viii), and (x) the GAAP tax provisions for and/or valuation allowances on large non-recurring or discrete items. This metric differs from adjusted net income, which is a component of adjusted ROIC as described above.

•	Adjusted ROIC is defined as adjusted net income divided by the invested capital for the period. Adjusted net income for a particular period is defined as net income plus (i) other income/expense, (ii) amortization of intangibles, (iii) restructuring costs incurred primarily related to employee termination benefits in connection with actions to align our cost structure in certain markets, (iv) integration and transition costs, (v) the advisory fees paid to Platinum Advisors under the CASA, plus (vi) the GAAP tax provisions for and/or valuation allowances on items (i), (ii), (iii), (iv) and (v), plus (vii) the GAAP tax provisions for and/or valuation allowances on large non-recurring or discrete items.

The following is a reconciliation of net income to adjusted EBITDA:

($ in thousands)	Fiscal Year Ended December 27, 2025	Fiscal Year Ended December 28, 2024
Net income	$327,882	$264,222
Interest income	(45,731)	(45,335)
Interest expense	302,570	338,358
Provision for income taxes	202,872	181,644
Depreciation and amortization	197,186	189,331
EBITDA	$984,779	$928,220
Restructuring costs	15,432	38,354
Net foreign currency exchange loss	42,342	22,901
Integration, transition and operational improvement costs	215,667	172,764
Advisory fee	—	20,380
Cash-based compensation expense	17,832	24,626
Stock-based compensation expense	21,117	34,067
Other	60,660	77,322
Adjusted EBITDA	$1,357,829	$1,318,634

The following is a reconciliation of net income to adjusted free cash flow:

($ in thousands)	Fiscal Year Ended December 27, 2025	Fiscal Year Ended December 28, 2024
Net Income	$327,882	$264,222
Depreciation and amortization	197,186	189,331
Other non-cash items and changes to non-working capital assets/liabilities	3,337	56,104
Changes in working capital	387,722	(175,818)
Cash provided by operating activities	$916,127	$333,839
Capital expenditures	(130,754)	(142,703)
Proceeds from deferred purchase price of factored receivables	313,206	252,199
Adjusted free cash flow	$1,098,579	$443,335

The following is a reconciliation of net income to non-GAAP net income:

($ in thousands)	Fiscal Year Ended December 27, 2025	Fiscal Year Ended December 28, 2024
Net income	$327,882	$264,222
Pre-tax adjustments:
Amortization of intangibles	84,592	86,878
Restructuring costs	15,432	38,354
Net foreign currency exchange loss	42,342	22,901
Integration, transition and operational improvement costs	215,667	172,764
Advisory fee	—	20,380
Cash-based compensation expense	17,832	24,626
Stock-based compensation expense	21,117	34,067
Other items	53,285	67,055
Tax Adjustments:
Tax impact of pre-tax adjustments (a)	(109,800)	(110,207)
Other miscellaneous tax adjustments (b)	13,586	6,846
Non-GAAP Net Income	$681,935	$627,886

(a) Tax impact of pre-tax adjustments reflects the current and deferred income taxes associated with the above pre-tax adjustments in arriving at Non-GAAP Net Income.

(b) Other miscellaneous tax adjustments represent non-recurring adjustments resulting from a valuation allowance adjustment of $13,866 in Fiscal Year Ended December 27, 2025; adjustments of uncertain tax liabilities of ($1,172) and ($2,184) in Fiscal Year Ended December 27, 2025 and Fiscal Year Ended December 28, 2024; $4,788 non-recurring adjustments to certain deferred tax assets related to IRC Section 162(m) limitations on the tax deductibility of officers' compensation in Fiscal Year Ended December 28, 2024; and other minor non-recurring items.

The following is a reconciliation of net income to adjusted ROIC:

($ in thousands)	Fiscal Year Ended December 27, 2025	Fiscal Year Ended December 28, 2024
Net income	$327,882	$264,222
Pre-tax adjustments:
Other expense	346,174	372,057
Amortization of intangibles	84,592	86,878
Restructuring costs	15,432	38,354
Integration and transition costs	61,034	36,126
Advisory fee	—	20,380
Tax adjustments:
Tax impact of pre-tax adjustments (a)	(122,110)	(125,100)
Other discrete items (b)	13,586	6,846
Adjusted net income	$726,590	$699,763

Stockholders' equity	4,248,418	3,733,875
Long-term debt	2,749,781	3,168,280
Short-term debt and current maturities of long-term debt	449,583	184,860
Cash and cash equivalents	(1,864,724)	(918,401)
Invested Capital	$5,583,058	$6,168,614

Number of Days	364	364
Adjusted Return on Invested Capital	13.0%	11.3%

(a) Tax impact of pre-tax adjustments reflects the current and deferred income taxes associated with the above pre-tax adjustments in arriving at Adjusted Net Income.

(b) Other discrete items represent non-recurring adjustments resulting from valuation allowance adjustments of $13,866 in Fiscal Year Ended December 27, 2025; adjustments of uncertain tax liabilities of ($1,172) and ($2,184) in Fiscal Year Ended December 27, 2025 and Fiscal Year Ended December 28, 2024; $4,788 non-recurring adjustments to certain deferred tax assets related to IRC Section 162(m) limitations on the tax deductibility of officers' compensation in Fiscal Year Ended December 28, 2024; and other minor non-recurring items.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. 01) Bryan Kelln 02) Mary Ann Sigler 03) Sharon Wienbar 04) Eric Worley INGRAM MICRO HOLDING CORPORATION Nominees: 2. Advisory vote to approve the compensation of the Company's named executive officers. 3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year 2026. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1. Election of Directors The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposals 2 and 3: ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. V86816-P45409 INGRAM MICRO HOLDING CORPORATION 3351 MICHELSON DRIVE, SUITE 100 IRVINE, CA 92612 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/INGM2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

V86817-P45409 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. INGRAM MICRO HOLDING CORPORATION ANNUAL MEETING OF STOCKHOLDERS Wednesday, May 13, 2026 8:30 a.m. (Pacific Time) THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder(s) hereby appoint(s) Michael Zilis and Augusto Aragone, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of INGRAM MICRO HOLDING CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m. (Pacific Time), on Wednesday, May 13, 2026, virtually at www.virtualshareholdermeeting.com/INGM2026, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors. CONTINUED AND TO BE SIGNED ON REVERSE SIDE